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Exhibit (a)(1)(A)

OFFER TO PURCHASE
All Outstanding Shares of Common Stock
of

FUSION-IO, INC.

a Delaware corporation
at
$11.25 Net Per Share in Cash
by

FLIGHT MERGER SUB, INC.
a wholly owned subsidiary of
SANDISK CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON JULY 22, 2014, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Flight Merger Sub, Inc., a Delaware corporation ("Purchaser"), and a wholly owned subsidiary of SanDisk Corporation, a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.0002 per share (the "Shares"), of Fusion-io, Inc., a Delaware corporation ("Fusion-io"), at a purchase price of $11.25 per Share (the "Offer Price"), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the "Offer."

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 16, 2014 (as it may be amended from time to time, the "Merger Agreement"), by and among Parent, Purchaser and Fusion-io. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Fusion-io (the "Merger"), with Fusion-io continuing as the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Parent. Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer, which shall occur promptly following the expiration of the Offer (which is expected to occur at 12:00 midnight, New York City time, at the end of the day on July 22, 2014, unless Purchaser extends the Offer pursuant to the terms of the Merger Agreement), is referred to as the "Offer Closing." The consummation of the Merger is referred to as the "Merger Closing." In the Merger, each Share issued and outstanding immediately prior to the date and time at which the Merger becomes effective (the "Effective Time"), other than (i) Shares owned by Fusion-io, Purchaser or Parent, and (ii) Shares owned by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares, will be automatically converted into the right to receive the Offer Price, without interest thereon and less any applicable withholding taxes. As a result of the Merger, Fusion-io will cease to be a publicly traded company and will become wholly owned by Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

        The Offer is conditioned upon, among other things, (a) that the Merger Agreement has not been terminated in accordance with its terms and (b) the satisfaction of (i) the Minimum Condition, (as defined below) (ii) the Regulatory Condition (as defined below) and (iii) the governmental authority condition (each of (a) and (b), as described below, along with all other conditions to the Offer described in Section 15—"Certain Conditions of the Offer," are referred to as the "Offer Conditions"). The Minimum Condition requires that the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn (including any Shares tendered in the Offer pursuant to guaranteed delivery procedures that have been delivered pursuant to such procedures) on or prior to 12:00 midnight, New York City time, at the end of the day on July 22, 2014, (the "Expiration Date", unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), which, together with any Shares then owned by Parent and Purchaser, shall equal at least a majority of all then outstanding Shares as of the Expiration Date. The Regulatory Condition requires that (a) any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the purchase of Shares pursuant to the Offer or consummation of the Merger have expired or otherwise been terminated, and (b) the affirmative approval or clearance of governmental authorities under antitrust laws of the Federal Republic of Germany relating to the purchase of Shares pursuant to the Offer and the consummation of the Merger have been obtained. The governmental authority condition requires that no governmental authority shall have enacted, issued, promulgated, enforced, entered or deemed applicable any law or order which has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger. The Offer also is subject to other conditions, as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

        The Offer is not subject to a financing condition.

        After careful consideration, Fusion-io's Board of Directors (the "Fusion-io Board"), among other things, has unanimously (i) determined that it is in the best interests of Fusion-io and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are fair to, and in the best interests of Fusion-io and its stockholders, (iii) resolved that the Merger Agreement and the Merger be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL") and that (assuming the accuracy of Parent's and Purchaser's representation and warranty that neither is, nor at any time during the last three years has been, an "interested stockholder" of Fusion-io as defined in Section 203 of the DGCL), the Merger shall be consummated as soon as practicable following the time of acceptance for payment of Shares tendered into the Offer (the "Acceptance Time") and that the transactions contemplated thereby (including the Offer and the Merger) as well as the support agreements with certain Fusion-io stockholders (including all Fusion-io executive officers and directors who are stockholders), pursuant to which such stockholders agreed to, among other things, tender their Shares into the Offer (the "Support Agreements") and the transactions contemplated thereby, are not subject to the provisions of, or any restrictions under, Section 203 of the DGCL, and (iv) resolved to recommend that Fusion-io stockholders accept the Offer, and tender their Shares to Purchaser pursuant to the Offer.

        A summary of the principal terms of the Offer appears on pages i through viii. You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares in the Offer.

 IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to American Stock & Transfer Company, LLC, in its capacity as depositary for the Offer (the "Depositary"), and either (i) deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," in each case on or prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

        If you wish to tender your Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date or cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

* * * * *

        Questions and requests for assistance should be directed to the Information Agent (as described herein) at its address, telephone numbers and email address set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        The Offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of, or upon the accuracy or adequacy of, the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or

Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com

 TABLE OF CONTENTS

SUMMARY TERM SHEET	i
INTRODUCTION	1
THE TENDER OFFER	3
1. Terms of the Offer	3
2. Acceptance for Payment and Payment for Shares	5
3. Procedures for Accepting the Offer and Tendering Shares	6
4. Withdrawal Rights	8
5. Certain United States Federal Income Tax Consequences	9
6. Price Range of Shares; Dividends	12
7. Certain Information Concerning Fusion-io	13
8. Certain Information Concerning Parent and Purchaser	13
9. Source and Amount of Funds	14
10. Background of the Offer; Past Contacts or Negotiations with Fusion-io	15
11. The Merger Agreement; Other Agreements	18
12. Purpose of the Offer; Plans for Fusion-io	42
13. Certain Effects of the Offer	44
14. Dividends and Distributions	44
15. Certain Conditions of the Offer	44
16. Certain Legal Matters; Regulatory Approvals	47
17. Appraisal Rights	49
18. Fees and Expenses	49
19. Miscellaneous	50
SCHEDULE I

 SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed descriptions and information contained in the Offer to Purchase, the related Letter of Transmittal and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Parent and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Fusion-io contained herein and elsewhere in the Offer to Purchase has been provided to Parent and Purchaser by Fusion-io or has been taken from or is based upon publicly available documents or records of Fusion-io on file with the SEC, or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information. Parent and Purchaser have no knowledge that would indicate that any statements contained herein relating to Fusion-io provided to Parent and Purchaser, or taken from or based upon such documents and records filed with the SEC, are untrue or incomplete in any material respect.

Securities Sought	All issued and outstanding shares of common stock, par value $0.0002 per share, of Fusion-io, Inc.
Offer Price Per Share	$11.25, net to the seller in cash, without interest thereon and less any applicable withholding taxes.
Scheduled Expiration of Offer	12:00 midnight, New York City time, at the end of the day on July 22, 2014, unless the offer is extended or earlier terminated. See Section 1—"Terms of the Offer."
Purchaser	Flight Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of SanDisk Corporation, a Delaware corporation.

Who is offering to buy my Shares?

        Flight Merger Sub, Inc., or Purchaser, a wholly owned subsidiary of SanDisk Corporation, or Parent, is offering to purchase for cash all of the outstanding Shares. Purchaser is a Delaware corporation which was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Fusion-io. See the "Introduction" and Section 8—"Certain Information Concerning Parent and Purchaser."

        Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us," "we" and "our" to refer to Purchaser and, where appropriate, Parent. We use the term "Parent" to refer to SanDisk Corporation alone, the term "Purchaser" to refer to Flight Merger Sub, Inc. alone and the term "Fusion-io" to refer to Fusion-io, Inc. alone.

What are the classes and amounts of securities sought in the Offer?

        We are offering to purchase all of the outstanding shares of common stock, par value $0.0002 per share, of Fusion-io on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term "Offer" to refer to this offer and the term "Shares" to refer to shares of Fusion-io common stock that are the subject of the Offer.

        See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

i

How many Shares are you offering to purchase in the Offer?

        We are making an offer to purchase for cash all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. See the "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire the entire equity interest in Fusion-io. If the Offer is consummated, Parent intends to have Purchaser consummate the Merger (as described below) as soon as practicable after consummation of the Offer. Upon consummation of the Merger, Fusion-io would cease to be a publicly traded company and would be a wholly owned subsidiary of Parent.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $11.25 per Share, net to the seller in cash, without interest and less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

        See the "Introduction," Section 1—"Terms of the Offer," and Section 2—"Acceptance for Payment and Payment for Shares."

Is there an agreement governing the Offer?

        Yes. Parent, Purchaser and Fusion-io have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the Merger.

        See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement" and Section 15—"Certain Conditions of the Offer."

Will you have the financial resources to make payment?

        Yes, we believe we will have sufficient resources available to us to purchase all of the Shares pursuant to the Offer and consummate the Merger. The acquisition will be an all-cash transaction valued at approximately $1.1 billion, net of cash assumed. We anticipate funding these payments with cash on hand.

        See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger;

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Offer is not subject to any financing condition;

  •
  if Purchaser consummates the Offer, Purchaser expects to acquire all remaining Shares for the same cash price in the Merger; and

  •
  we believe we will have cash sufficient to finance the Offer and the Merger.

        See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 12:00 midnight, New York City time, at the end of the day on July 22, 2014, to tender your Shares in the Offer, unless we extend the Offer pursuant to the terms of the Merger Agreement or the Offer is earlier terminated. If you cannot deliver everything required to make a valid tender by that time, you may still be able to participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  on the Expiration Date, there must have been validly tendered in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Shares) a number of Shares that, together with any Shares then owned by Parent and Purchaser, represent at least a majority of all then outstanding Shares (the "Minimum Condition");

  •
  on the Expiration Date, the waiting period (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the HSR Act shall have expired or been terminated, and any consents, approvals and authorizations required by law to be obtained prior to the commencement of the Offer under the antitrust laws of the Federal Republic of Germany shall have been obtained (the "Regulatory Condition");

  •
  the absence of any Company Material Adverse Effect (as defined in Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Representations and Warranties") on or prior to the Expiration Date that is continuing as of immediately prior to the Expiration Date; provided, that for purposes of this Offer Condition, clause (ii) of the definition of Company Material Adverse Effect is disregarded;

  •
  that no governmental authority shall have enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Merger Agreement (including the Offer or the Merger) any law or rules of any applicable securities exchange that has the effect of making the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal or prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement;

  •
  the absence of any pending legal proceeding brought by a governmental authority seeking to enjoin, restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Support Agreements, seeking to compel Parent, Fusion-io, or any of their respective subsidiaries to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Fusion-io, Parent, Purchaser or any of their respective subsidiaries, or seeking to compel Parent, Fusion-io, or any of their respective subsidiaries to conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of Fusion-io, Parent, Fusion-io or any of their respective subsidiaries in any manner; and

  •
  that the Merger Agreement shall not have been terminated in accordance with its terms.

        The foregoing conditions are in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement.

        The Offer is also subject to a number of other conditions set forth in Section 15—"Certain Conditions of the Offer." Purchaser expressly reserves the right to waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided that, without the consent of Fusion-io, Purchaser cannot (i) decrease the Offer Price, (ii) change the form of consideration to be paid in the Offer, (iii) reduce the number of Shares sought to be purchased in the Offer, (iv) amend or modify the Minimum Condition, (v) amend or modify any Offer Condition (other than the Minimum Condition) in a manner that broadens such Offer Condition, adversely impacts Fusion-io's stockholders or provides for a "subsequent offering period," in accordance with Rule 14d-11 promulgated under the Exchange Act (or any extension thereof), (vi) impose conditions to the Offer that are in addition to the Offer Conditions or (vii) extend the Offer other than in a manner pursuant to, and in accordance with, the terms of the Merger Agreement.

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:

  •
  Purchaser shall extend the Offer for any period required by any law or order, or any rule, regulation or other requirement of the SEC (or its staff) or the New York Stock Exchange (the "NYSE"), in any such case, which is applicable to the Offer;

  •
  in the event that the Regulatory Condition is satisfied or waived within five business days of the Expiration Date and any other Offer Condition is not satisfied or waived as of the Expiration Date, then Purchaser shall extend the Offer for one extension period of five business days;

  •
  in the event that the Minimum Condition is the only Offer Condition that is not satisfied or waived as of any then scheduled expiration of the Offer, then Purchaser shall extend the Offer for two successive extension periods of ten business days each in order to further seek to satisfy the Minimum Condition;

  •
  in the event that any of the Offer Conditions (other than the Minimum Condition) are not satisfied or waived as of any then scheduled expiration of the Offer, Purchaser shall extend the Offer for successive extension periods of up to ten business days each in order to further seek to satisfy the Offer Conditions (other than the Minimum Condition); and

  •
  in the event any Offer Condition is not satisfied or waived as of any then scheduled expiration of the Offer, Purchaser may, in its sole discretion, elect to extend the offer for one or more further successive extension periods of up to ten business days each;

provided that Purchaser shall not be required to extend the Offer beyond October 16, 2014 (the "Termination Date"), and provided further, that the foregoing situations in which the Offer can or will be extended shall not be deemed to impair, limit or otherwise restrict in any manner the right of any Parent or Fusion-io to terminate the Merger Agreement.

        Purchaser will not provide for a subsequent offering period without Fusion-io's consent.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary of the extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

        See Section 1—"Terms of the Offer."

Have any Fusion-io stockholders agreed to tender their Shares?

        Yes. In order to induce Parent and Purchaser to enter into the Merger Agreement, on June 16, 2014, each of the executive officers and directors of Fusion-io who are also stockholders of Fusion-io (Shane Robison, Lance L. Smith, David Sampson, Scott D. Sandell, Forest Baskett, H. Raymond Bingham and Dana L. Evan) entered into a separate Support Agreement with Parent. In addition, on June 16, 2014, New Enterprise Associates 12, Limited Partnership, a stockholder of Fusion-io, entered into a Support Agreement with Parent. Shares held by these executive officers, directors and stockholders that are eligible to be tendered into the Offer represented, in the aggregate, approximately 7% of the Shares outstanding on the date of the Merger Agreement (excluding Shares issuable upon exercise of options or other convertible securities). Subject to the terms and conditions of the Support Agreements, such executive officers, directors and stockholders agreed, among other things, to tender their Shares in the Offer.

        See Section 11—"The Merger Agreement; Other Agreements—Support Agreements."

How do I tender my Shares?

        If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by (i) delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) following the procedures for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase, in each case no later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details. If you are unable to deliver any required document or instrument to the Depositary by the Expiration Date, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive a properly completed Notice of Guaranteed Delivery prior to the Expiration Date and receive the missing items, together with the tendered Shares, within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until 12:00 midnight, New York City time, at the end of the day on the Expiration Date.

        See Section 4—"Withdrawal Rights."

v

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.

        See Section 4—"Withdrawal Rights."

What does the Fusion-io Board think of the Offer?

        After careful consideration, the Fusion-io Board, among other things, has unanimously (i) determined that it is in the best interests of Fusion-io and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are fair to, and in the best interests of Fusion-io and its stockholders, (iii) resolved that the Merger Agreement and the Merger be governed by Section 251(h) of the DGCL and that (assuming the accuracy of Parent's and Purchaser's representation and warranty that neither is, nor at any time during the last three years has been, an "interested stockholder" of Fusion-io as defined in Section 203 of the DGCL), the Merger shall be consummated as soon as practicable following the Acceptance Time and that the transactions contemplated thereby (including the Offer and the Merger) as well as the Support Agreements and the transactions contemplated thereby, are not subject to the provisions of, or any restrictions under, Section 203 of the DGCL, and (iv) resolved to recommend that Fusion-io stockholders accept the Offer, and tender their Shares to Purchaser pursuant to the Offer.

        See the "Introduction" and Section 10—"Background of the Offer; Past Contacts or Negotiations with Fusion-io." A more complete description of the reasons for the Fusion-io Board's approval of the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Fusion-io (together with any exhibits annexes attached thereto, the "Schedule 14D-9").

If the Offer is completed, will Fusion-io continue as a public company?

        No. As soon as practicable following consummation of the Offer, we expect to complete the Merger pursuant to applicable provisions of the DGCL and the Shares will cease to be publicly traded. Fusion-io will thereafter cease to make filings with the SEC.

        See Section 13—"Certain Effects of the Offer."

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

        Yes. If we accept for payment and pay for at least a majority of the outstanding Shares in the Offer, then Purchaser will be merged with and into Fusion-io, subject to the satisfaction of certain conditions. If the Minimum Condition is not satisfied, subject to Purchaser's limited requirement to extend the Offer pursuant to the Merger Agreement, we are not required to accept the Shares for purchase or consummate the Merger and we may not accept the Shares tendered without Fusion-io's consent.

        See Section 12—"Purpose of the Offer; Plans for Fusion-io."

If I decide not to tender, how will the Offer affect my Shares?

        If the Offer is consummated and certain other conditions are satisfied, Purchaser will merge with and into Fusion-io and all of the then outstanding Shares (other than Shares owned by Fusion-io, Parent or Purchaser and Shares owned by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares (as described below)) will be automatically converted into the right to receive the Offer Price, without interest and less any applicable withholding taxes. If the Minimum Condition is satisfied and we accept and purchase Shares in the Offer, we will affect the Merger without a vote of the stockholders of Fusion-io.

        See Section 11—"The Merger Agreement; Other Agreements."

        If the Merger is consummated, Fusion-io's stockholders who do not tender their Shares in the Offer will, unless they validly exercise appraisal rights in accordance with Delaware law, receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger to the extent validly exercised under Delaware law. See Section 17—"Appraisal Rights."

        See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On June 13, 2014, which was the last trading day prior to the announcement of the Merger Agreement, the reported closing sales price of the Shares on the NYSE, was $9.28 per Share. The Offer Price represents a premium of approximately 21.2% over the closing stock price on June 13, 2014 and a premium of approximately 34.7% to the average closing price of Fusion-io's common stock during the 30-day trading period ended on June 13, 2014. On June 23, 2014, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on the NYSE was $11.64 per Share.

        See Section 6—"Price Range of Shares; Dividends."

If I tender my Shares, when and how will I get paid?

        If the Offer Conditions set forth in Section 15—"Certain Conditions of the Offer" are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $11.25 in cash, without interest, less any applicable withholding taxes, promptly following expiration of the Offer. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

Will I have appraisal rights in connection with the Offer?

        No appraisal rights will be available to you in connection with the Offer. However, you may be entitled to appraisal rights in connection with the Merger if you do not tender Shares in the Offer, subject to and in accordance with Delaware law. You would need to properly perfect your right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights.

        See Section 17—"Appraisal Rights."

What will happen to my stock options and restricted stock units in the Offer?

        Pursuant to the Merger Agreement, as of the Offer Closing, each option to purchase shares of Fusion-io's common stock (a "Fusion-io Option") that is unvested, unexpired, unexercised and outstanding immediately before the Offer Closing (an "Unvested Fusion-io Option"), has an exercise price of less than the Offer Price, and is held by a person who is, as of immediately prior to the Offer Closing, an employee of Fusion-io or any of its subsidiaries, will be assumed by Parent and converted automatically at the Offer Closing into that number of options to purchase shares of Parent's common stock ("Parent Common Stock", and such options, the "Parent Options") equal to the product of

(A) the number of Shares subject to such Unvested Fusion-io Option immediately prior to the Offer Closing, multiplied by (B) the Exchange Ratio (rounded down to the nearest whole Share) (as defined in Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Options and Restricted Stock Units; Stock Plans—Fusion-io Options," each with an exercise price applicable to the Parent Option equal to the per share exercise price applicable to the Unvested Fusion-io Option as of immediately before the Offer Closing divided by the Exchange Ratio (rounded up to the nearest whole cent). Except as otherwise described above, each Parent Option shall generally continue to be subject to substantially similar terms and conditions as the corresponding Fusion-io Option it replaces.

        Each Fusion-io Option that is unexpired, unexercised and outstanding immediately before the Offer Closing and which is vested and exercisable as of immediately before the Offer Closing and each Fusion-io Option that is held by any person who is not as of immediately prior to the Offer Closing a Fusion-io employee and that has a per share exercise price less than the Offer Price (each, a "Vested Fusion-io Option"), shall be cancelled in exchange for a cash payment from Parent equal to the number of Shares with respect to which such Option is vested and exercisable as of immediately before the Offer Closing multiplied by the excess, if any, of (1) Offer Price, over (2) the per share exercise price for such Fusion-io Option.

        Each other Fusion-io Option that is unexpired, unexercised and outstanding immediately before the Offer Closing shall be cancelled for no additional consideration.

        Each Fusion-io restricted stock unit (a "Fusion-io RSU") that is outstanding as of immediately prior to the Offer Closing shall be assumed by Parent as a Parent restricted stock unit ("Parent RSU"). Each Fusion-io RSU so assumed by Parent shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Fusion-io stock plan and the Fusion-io RSU agreements relating thereto, as in effect immediately prior to the Offer Closing, except that such assumed Fusion-io RSU shall cover that number of whole shares of Parent Common Stock equal to the product of the number of Shares underlying such Fusion-io RSU immediately prior to the Offer Closing multiplied by the Exchange Ratio (rounded down to the nearest whole Share). Except as otherwise described above, each Parent RSU shall generally continue to be subject to substantially similar terms and conditions as the corresponding Fusion-io RSU it replaces.

        See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Options and Restricted Stock Units; Stock Plans."

What are the material United States federal income tax consequences of the Offer and the Merger?

        The receipt of cash in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the Shares sold or exchanged. The receipt of cash in exchange for your Shares pursuant to the Offer or the Merger may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

        We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger in light of your particular circumstances, including the consequences under any applicable state, local or foreign income or other tax laws.

        See Section 5—"Certain United States Federal Income Tax Consequences" for a more detailed discussion of the tax consequences of the Offer and the Merger.

Who should I call if I have questions about the Offer?

        You may call MacKenzie Partners, Inc., the Information Agent, toll-free at (800) 322-2885. See the back cover of this Offer to Purchase for additional contact information.

To the Holders of Fusion-io, Inc. Common Stock:

INTRODUCTION

        Flight Merger Sub, Inc., a Delaware corporation ("Purchaser"), and a wholly owned subsidiary of SanDisk Corporation, a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.0002 per share (the "Shares"), of Fusion-io, Inc., a Delaware corporation ("Fusion-io"), at a purchase price of $11.25 per Share (the "Offer Price") net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal"), and which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the "Offer."

        Purchaser is making this Offer pursuant to an Agreement and Plan of Merger, dated as of June 16, 2014 (as it may be amended from time to time, the "Merger Agreement"), by and among Parent, Purchaser and Fusion-io. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Fusion-io (the "Merger"), with Fusion-io continuing as the surviving corporation in the Merger (the "Surviving Corporation") and a wholly owned subsidiary of Parent. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time",) Effective Time, other than (i) Shares owned by Parent, Purchaser or Fusion-io and (ii) Shares that are issued and outstanding immediately prior to the Effective Time and held by stockholders who have not tendered their shares into the Offer as of the Offer Closing and who have properly and validly exercised and perfected their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") (the "Dissenting Shares") will be automatically converted into the right to receive $11.25, net in cash, without interest thereon and less any applicable withholding taxes. As a result of the Merger, Fusion-io will cease to be a publicly traded company and will become wholly owned by Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements," which also contains a discussion of the treatment of Fusion-io's options to purchase Shares ("Fusion-io Options") and restricted stock units ("Fusion-io RSUs").

        Tendering stockholders who are record owners of their Shares and who tender directly to American Stock & Transfer Company, LLC (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Offer is conditioned upon, among other things (a) that the Merger Agreement has not been terminated in accordance with its terms and (b) the satisfaction of (i) the Minimum Condition, (ii) the Regulatory Condition, and (iii) the governmental authority condition (each of (a) and (b), as described and defined below, along with all other conditions to the Offer described in Section 15—"Certain Conditions of the Offer," are referred to as "Offer Conditions"). The Minimum Condition requires that the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn (including any Shares tendered in the Offer pursuant to guaranteed delivery procedures that have been delivered pursuant to such procedures) on or prior to 12:00 midnight, New York City time, at the end of the day on July 22, 2014 (the "Expiration Date", unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), which, together with any Shares then owned by Parent and Purchaser, shall equal at least a majority of all then outstanding Shares as of the Expiration Date. The Regulatory Condition requires that (a) any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), relating to the purchase of Shares pursuant to the Offer or consummation of the Merger have expired or otherwise been terminated, and (b) the affirmative approval or clearance of governmental authorities under antitrust laws of the Federal Republic of Germany, in each case relating to the purchase of Shares pursuant to the Offer and the consummation of the Merger have been obtained. The governmental authority condition requires that no governmental authority shall have enacted, issued, promulgated, enforced, entered or deemed applicable any law or order which has the effect of enjoining or otherwise prohibiting the making of the Offer or the consummation of the Offer or the Merger. The Offer is also conditioned on the non-occurrence of any Company Material Adverse Effect, as defined in Section 11—"The Merger Agreement; Other Agreements," on or prior to the Expiration Date that is continuing as of immediately prior to the Expiration Date. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

        After careful consideration, Fusion-io's Board of Directors (the "Fusion-io Board"), among other things, has unanimously (i) determined that it is in the best interests of Fusion-io and its stockholders, and declared it advisable, to enter into the Merger Agreement, (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are fair to, and in the best interests of Fusion-io and its stockholders, (iii) resolved that the Merger Agreement and the Merger be governed by Section 251(h) of the DGCL and that (assuming the accuracy of Parent's and Purchaser's representation and warranty that neither is, nor at any time during the last three years has been, an "interested stockholder" of Fusion-io as defined in Section 203 of the DGCL), the Merger shall be consummated as soon as practicable following the time of acceptance for payment of Shares tendered into the Offer (the "Acceptance Time") and that the transactions contemplated thereby (including the Offer and the Merger) as well as the support agreements with certain Fusion-io stockholders (including all Fusion-io executive officers and directors who are stockholders), pursuant to which such stockholders agreed to, among other things, tender their Shares into the Offer (the "Support Agreements") and the transactions contemplated thereby, are not subject to the provisions of, or any restrictions under, Section 203 of the DGCL, and (iv) resolved to recommend that Fusion-io stockholders accept the Offer, and tender their Shares to Purchaser pursuant to the Offer (the "Fusion-io Board Recommendation").

        A more complete description of the Fusion-io Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in Fusion-io's Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the "Schedule 14D-9") that is being furnished to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-headings "Background of the Transaction" and "Reasons for the Recommendation of Fusion-io Board."

        Fusion-io has advised Parent that, as of the close of business on June 20, 2014 (i) 108,938,952 Shares were issued and outstanding, (ii) 1,098,904 Shares were available for issuance pursuant to Fusion-io's 2011 Employee Stock Purchase Plan (the "Fusion-io ESPP"), (iii) 9,923,496 Shares were authorized and reserved for issuance pursuant to outstanding Fusion-io Options and (iv) 3,837,105 Fusion-io RSUs were outstanding.

        Pursuant to the Merger Agreement, the board of directors of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and the officers of Purchaser at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation.

        This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and

Purchaser consummates the Offer, Purchaser will consummate the Merger under the DGCL without a vote of Fusion-io's other stockholders.

        Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares in the Merger are described in Section 5—"Certain United States Federal Income Tax Consequences."

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us," "we" and "our" to refer to Purchaser and, where appropriate, Parent. We use the term "Parent" to refer to SanDisk Corporation alone, the term "Purchaser" to refer to Flight Merger Sub, Inc. alone and the term "Fusion-io" to refer to Fusion-io, Inc. alone.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted under Section 4—"Withdrawal Rights."

        The Offer is made only for Shares and is not made for any Fusion-io Options or Fusion-io RSUs. However, you may tender Shares purchased prior to the Expiration Date following the exercise of vested Fusion-io Options.

        The Offer is conditioned upon, among other things (a) that the Merger Agreement has not been terminated in accordance with its terms and (b) the satisfaction of (i) the Minimum Condition, (ii) the Regulatory Condition and (iii) the governmental authority condition, as described in Section 15—"Certain Conditions of the Offer."

        The Merger Agreement provides that if (i) required by any law or order, or any rule, regulation or other requirement of the Securities and Exchange Commission (the "SEC") or the New York Stock Exchange ("NYSE") which is applicable to the Offer, Purchaser shall extend the Offer for any such required period, (ii) at the initial Expiration Date or any later then-scheduled Expiration Date, any of the Offer Conditions (other than the Minimum Condition) have not been satisfied or waived, Purchaser shall extend the Offer for successive extension periods of up to ten business days each until such conditions has been satisfied or waived, (iii) at the initial Expiration Date or any later then-scheduled Expiration Date, the Minimum Condition is the only Offer Condition that has not been satisfied or waived, Purchaser shall extend the Offer for two successive extension periods of ten business days each in order to further seek to satisfy the Minimum Condition, (iv) the Regulatory Condition is satisfied or waived within five business days of the initial Expiration Date or any later then-scheduled Expiration Date and any other Offer Condition is not satisfied or waived at such Expiration Date, Purchaser shall extend the Offer for one extension period of five business days, and (v) any Offer Condition is not satisfied or waived as of the initial Expiration Date or any later then-scheduled Expiration Date, Purchaser may, in its sole discretion, elect to (but shall not be required to) extend the offer for one or more further successive extension periods of up to ten business days each. However, in no event is Purchaser required to extend the Offer beyond October 16, 2014.

        Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer; provided that, without the consent of Fusion-io, Purchaser cannot (i) decrease the Offer Price, (ii) change the form of consideration to be paid in the Offer, (iii) reduce the number of Shares sought to be purchased in the Offer, (iv) amend or modify the Minimum Condition, (v) amend or modify any Offer Condition (other than the Minimum Condition) in a manner that broadens such Offer Condition, adversely impacts Fusion-io's stockholders or provides for a "subsequent offering period" in accordance with Rule 14d-11 promulgated under the Exchange Act (or any extension thereof), (vi) impose conditions to the Offer that are in addition to the Offer Conditions or (vii) extend the Offer other than in a manner pursuant to, and in accordance with, the terms of the Merger Agreement. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

        If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires us to promptly pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to stockholders and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the conditions to the Offer have not been satisfied. See Section 15—"Certain Conditions of the Offer." Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Termination."

        Immediately following the purchase of Shares in the Offer, we expect to complete the Merger without a vote of the stockholders of Fusion-io pursuant to Section 251(h) of the DGCL. However, if Purchaser and any other subsidiary of Parent hold in the aggregate at least 90% of the issued and outstanding Shares following the consummation of the Offer, then the Merger will be completed without a vote of the Stockholders of Fusion-io pursuant to Section 253 of the DGCL.

        Fusion-io has provided us with Fusion-io's stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Fusion-io's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer," we will accept for payment and promptly pay for Shares validly tendered and not properly withdrawn pursuant to the Offer on or prior to the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and any other applicable foreign antitrust, competition or merger control laws. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) (A) the certificates evidencing such Shares (the "Share Certificates") or (B) confirmation of a book-entry transfer of such Share ("Book-Entry Confirmation"), into the Depositary's account at The Depository Trust Company, or DTC, pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares", (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as described below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date, we will accept for payment, and pay for, all Shares validly tendered to us in the Offer and not validly withdrawn (including any Shares tendered in the Offer pursuant to guaranteed delivery procedures that have been delivered pursuant to such procedures) on or prior to the Expiration Date and Shares tendered in the Offer pursuant to guaranteed delivery procedures that have been delivered pursuant to such procedures. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date; or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Guarantee of Signatures.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each referred to as an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal.

        Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) (A) Share Certificates evidencing such Shares or (B) a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary on or prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on or prior to the Expiration Date, or who cannot deliver all required documents to the Depositary on or prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) on or prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Share Certificates will pass) only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery on or prior to the Expiration Date.

        Irregularities and Determination of Validity.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser shall determine. None of Purchaser, the Depositary, MacKenzie Partners, Inc. (the "Information Agent"), or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Any determination made by us with respect to the terms and conditions of the Offer may be challenged by Fusion-io's stockholders, to the extent permitted by law, and are subject to review by a court of competent jurisdiction.

        Appointment.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Fusion-io's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of Fusion-io's stockholders.

        Information Reporting and Backup Withholding.    Payments made to stockholders of Fusion-io in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding at a 28% rate. To avoid backup withholding, United States Stockholders (as defined in Section 5—"Certain United States Federal Income Tax Consequences") that do not otherwise establish an exemption should complete and return the Internal Revenue Service ("IRS") Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"), the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Non-United States Stockholders (as defined in Section 5—"Certain United States Federal Income Tax Consequences") should submit an appropriate and properly completed IRS Form W-8 in order to avoid backup withholding. Non-United States Stockholders should consult a tax advisor to determine which Form W-8 is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder's United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time on or prior to the Expiration Date.

        Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Any determination made by us with respect to the validity of any withdrawal may be challenged by Fusion-io's stockholders, to the extent permitted by law, and are subject to review by a court of competent jurisdiction.

5.     Certain United States Federal Income Tax Consequences.

        The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of Fusion-io whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. It does not address tax consequences applicable to holders of Fusion-io Options or Fusion-io RSUs. The summary is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Fusion-io. The summary is based on current provisions of the Code, applicable treasury regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

        The summary applies only to stockholders of Fusion-io in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Offer or the Merger, nor does it purport to address the United States federal income tax consequences of the transactions to stockholders who will actually or constructively own any stock of Fusion-io following the Offer and the Merger, to holders of equity awards under Fusion-io's equity compensation plans, or to special classes of taxpayers (e.g., small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for United States federal income tax purposes, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, stockholders whose shares constitute small business stock within the meaning of Section 1202 of the Code, and stockholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights, or stock appreciation rights, as restricted stock, or otherwise as compensation). In addition, this summary does not address taxes other than United States federal income taxes.

        For purposes of this summary, the term "United States Stockholder" means a beneficial owner of Shares that, for United States federal income tax purposes, is: (i) an individual citizen or resident of the United States, (ii) a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, or of any state or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust's substantial decisions or (B) the trust has validly elected to be treated as a United States person for United States federal income tax purposes. The term "Non-United States Stockholder" means a beneficial owner of Shares that, for United States federal income tax purposes, is an individual, corporation, estate or trust that is not a United States Stockholder.

        If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

        This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer and the Merger. We urge you to consult your own tax advisor with respect to the particular U.S. federal, state, and local, or foreign tax consequences of the Offer and the Merger to you.

        Consequences to United States Stockholders.    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to United States Stockholders for United States federal income tax purposes. In general, a United States Stockholder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before the deduction, if any, of any withholding taxes) and the United States Stockholder's adjusted tax basis in the Shares exchanged. Such gain or loss will be long-term capital gain or loss if a United States Stockholder's holding period for such Shares is more than one year. Long-term capital gain recognized by an individual is generally taxable at a reduced rate. In the case of Shares that have been held for one year or less, capital gain on the sale or exchange of such Shares generally will be subject to United States federal income tax as short-term capital gains, which are taxed at ordinary income tax rates. The deductibility of capital losses is subject to certain limitations. Under certain circumstances, a newly effective federal tax of 3.8% of net investment income may apply on the amount of gain (in addition to any long- or short-term capital gain tax) recognized by a United States Stockholder that is an individual, estate or trust. United States Stockholders who are individuals, estates or trusts should consult with their tax advisors about the effect of this tax on their disposition of shares.

        Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger.

        Consequences to Non-United States Stockholders.    Except as described in the discussion in Section 3—"Procedures for Accepting the Offer and Tendering Shares," a Non-United States Stockholder generally will not be subject to United States federal income tax in connection with the exchange of Shares for cash pursuant to the Offer or the Merger, unless:

  •
  any gain is effectively connected with the Non-United States Stockholder's conduct of a trade or business within the United States and, if subject to an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-United States Stockholder in the United States;

  •
  in the case of an individual, the Non-United States Stockholder has been present in the United States for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied); or

  •
  Fusion-io is or has been a "United States real property holding corporation" ("USRPHC"), for United States federal income tax purposes, at any time during the shorter of the five-year period ending on the date of the disposition and the Non-United States Stockholder's holding period for its Shares and, if the Shares are "regularly traded on an established securities market" ("regularly traded"), the Non-United States Stockholder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding Shares.

        Income that is effectively connected with the conduct of a United States trade or business by a Non-United States Stockholder generally will be subject to regular United States federal income tax in the same manner as if it were realized by a United States Stockholder. In addition, if such Non-United States Stockholder is a corporation, any effectively connected earnings and profits (subject to adjustments) may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

        If an individual Non-United States Stockholder is present in the United States for at least 183 days during the taxable year of disposition, the Non-United States Stockholder may be subject to a flat tax rate of 30% (or a lower applicable treaty rate) on any United States-source gain derived from the sale, exchange, or other taxable disposition of Shares (other than gain effectively connected with a United States trade or business), which may be offset by United States-source capital losses.

        The determination of whether Fusion-io is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. No determination has been made as to whether Fusion-io is or has been a USRPHC for United States federal income tax purposes during the time period described in the third bullet point above. However, so long as the Shares are considered to be "regularly traded" (as described in the third bullet point above) at any time during the calendar year, a Non-United States Stockholder generally will not be subject to tax on any gain recognized on the exchange of Shares pursuant to the Offer or the Merger, unless the Non-United States Stockholder owned (actually or constructively) more than 5% of the total outstanding Shares at any time during the applicable period described in the third bullet point above. A Non-United States Stockholder may, under certain circumstances, be subject to withholding in an amount equal to 10% of the gross proceeds on the sale or disposition of Shares. However, as we believe that the Shares are regularly traded, no withholding should be required under these rules upon the exchange of Shares pursuant to the Offer or the Merger. A Non-United States Stockholder who owns (actually or constructively) more than 5% of the total outstanding Shares should consult its tax advisor concerning the United States federal income tax consequences to it if Fusion-io were determined to be a USRPHC.

        Backup Withholding.    A stockholder who exchanges Shares pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

6.     Price Range of Shares; Dividends.

        The Shares currently trade on the NYSE under the symbol "FIO." The Shares have been listed on the NYSE since Fusion-io's initial public offering on June 9, 2011. Fusion-io has advised Parent that, as of the close of business on June 20, 2014 (i) 108,938,952 Shares were issued and outstanding, (ii) 1,098,904 Shares were available for issuance pursuant to the Fusion-io ESPP, (iii) 9,923,496 Shares were authorized and reserved for issuance pursuant to outstanding Fusion-io Options and (iv) 3,837,105 Fusion-io RSUs were outstanding. The Shares constitute the only outstanding class of securities of Fusion-io or its subsidiaries registered under the Securities Act of 1933, as amended (the "Securities Act"). In addition, no shares of Fusion-io Preferred Stock were issued and outstanding, and no Shares were held by Fusion-io as treasury shares.

        The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the two preceding years, as reported on the NYSE.

	High	Low
Fiscal Year Ended June 30, 2012
Fourth Quarter	$29.61	$17.45
Fiscal Year Ended June 30, 2013
First Quarter	$31.46	$17.70
Second Quarter	32.63	21.14
Third Quarter	24.18	15.10
Fourth Quarter	20.20	12.72
Fiscal Year Ended June 30, 2014
First Quarter	$15.59	$10.38
Second Quarter	14.78	8.40
Third Quarter	12.45	8.32
Fourth Quarter (through June 23, 2014)	11.70	7.77

        On June 13, 2014, which was the last trading day prior to execution of the Merger Agreement, the reported closing sales price of the Shares on the NYSE was $9.28 per Share. The Offer Price represents a premium of approximately 21.2% over the closing stock price on June 13, 2014 and a premium of approximately 34.7% to the average closing price of Fusion-io's common stock during the 30-day trading period ended on June 13, 2014. On June 23, 2014, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on the NYSE was $11.64 per Share.

        Fusion-io did not declare or pay any dividends with respect to common stock during any of the periods indicated in the table above. According to Fusion-io's Annual Report on Form 10-K for the

fiscal year ended June 30, 2013, Fusion-io does not anticipate paying cash dividends on its common stock in the foreseeable future. Stockholders are urged to obtain a current market quotation for the Shares.

7.     Certain Information Concerning Fusion-io.

        Except as specifically set forth herein, the information concerning Fusion-io contained in this Offer to Purchase has been taken from or is based upon information furnished by Fusion-io or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Fusion-io's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

        General.    Fusion-io, formerly Canvas Technologies, Inc., was incorporated in December 2005 as a Nevada corporation. In June 2010, Fusion-io was reincorporated as a Delaware corporation and adopted the name Fusion-io. Fusion-io's principal offices are located at 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah 84201 and its telephone number is (801) 424-5500. The following description of Fusion-io and its business has been taken from Fusion-io's Annual Report on Form 10-K for the fiscal year ended June 30, 2013 and is qualified in its entirety by reference to such Form 10-K. Fusion-io provides solutions for enterprises, hyperscale datacenters, and small to medium enterprises, or SMEs, that accelerate databases, virtualization, mission-critical applications, cloud computing, big data, and information systems. Fusion-io's integrated hardware and software platforms and solutions enable the acceleration of data and applications in legacy, open, and proprietary architectures. Fusion-io's core technology leverages flash memory to significantly increase datacenter and computer-based information system efficiency, with enterprise grade performance, reliability, availability, and manageability.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Fusion-io is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Fusion-io's directors and officers, their remuneration, and Fusion-io Options granted to them, the principal holders of Shares, any material interests of such persons in transactions with Fusion-io and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on October 10, 2013, as supplemented on November 1, 2013. Such information also will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Fusion-io, that file electronically with the SEC.

8.     Certain Information Concerning Parent and Purchaser.

        Parent and Purchaser are both Delaware corporations. The office address of Parent and Purchaser is 951 SanDisk Drive, Milpitas, California 95035 and the telephone number is (408) 801-1000. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent are listed in Schedule I to this Offer to Purchase.

        Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Fusion-io and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

        During the last five years, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as described above or in Schedule I hereto (i) none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Fusion-io (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

        Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Fusion-io or any of its executive officers, directors or affiliates during the past two years that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts between Parent or any of its subsidiaries or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Fusion-io or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Purchaser with the SEC, are available for inspection at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9.     Source and Amount of Funds.

        Completion of the Offer is not conditioned upon obtaining financing. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all then outstanding shares, and there is no financing condition to the completion of the Offer, we believe the financial condition of Parent and Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares pursuant to the Offer.

        Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $1.1 billion. Purchaser anticipates funding these payments only with cash on hand at Parent.

10.   Background of the Offer; Past Contacts or Negotiations with Fusion-io.

  Background of the Offer

        The following is a description of material contacts between and among representatives of Parent or Purchaser with representatives of Fusion-io that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a more detailed discussion of Fusion-io's activities relating to these contacts, please refer to the Schedule 14D-9 of Fusion-io being filed with the SEC mailed to stockholders with this Offer to Purchase.

        On several occasions in the summer and fall of 2013, Sumit Sadana, Chief Strategy Officer and Executive Vice President of Parent, and other members of Parent's management met with Shane Robison, Chief Executive Officer of Fusion-io, and other members of Fusion-io's management to discuss the current state of the industry in which Fusion-io and SanDisk operate and potential opportunities for business collaboration.

        On October 31, 2013, Mr. Sadana contacted Mr. Robison to discuss Parent's interest in pursuing a potential transaction to acquire Fusion-io. Mr. Sadana and Mr. Robison discussed the business and background of Fusion-io. Mr. Sadana stated that Parent would need sufficient time to conduct due diligence and valuation analysis prior to submitting a formal proposal to acquire Fusion-io and that Parent would seek to enter into an exclusivity agreement with Fusion-io prior to expending significant resources to conduct such due diligence and valuation analysis.

        On November 7, 2013, Mr. Sadana and Mr. Robison held a meeting at which they discussed Fusion-io's current business and the process by which the parties might discuss a potential transaction. Mr. Robison and Mr. Sadana agreed that it would be mutually beneficial to have a meeting between Parent and Fusion-io's management teams.

        On November 8, 2013, Mr. Robison contacted Mr. Sadana and stated that Fusion-io was interested in further discussing a potential transaction with Parent but would not be willing to enter into exclusivity with Parent until Parent and Fusion-io had reached a preliminary understanding on a transaction price. On the same day, Parent delivered a draft confidentiality agreement to Fusion-io to facilitate further discussions.

        On November 11, 2013, Parent requested certain preliminary information regarding Fusion-io and asked that Fusion-io's senior management meet with Parent's senior management to discuss a potential strategic transaction. On the same day, Fusion-io delivered a revised draft of the proposed confidentiality agreement to Parent.

        On November 18, 2013, Parent and Fusion-io entered into a confidentiality agreement in order to facilitate initial discussions between the parties and the exchange of confidential information.

        On December 2, 2013, members of management of Parent held a meeting with members of Fusion-io's management and received a presentation regarding Fusion-io and its business. Following that meeting, Mr. Sadana conveyed to representatives of Qatalyst Partners, LP ("Qatalyst"), Fusion-io's financial advisor, that Parent would be disciplined on price due to the existence of attractive alternatives available to Parent, including both internal investments and other alternative technologies.

        On December 18, 2013, Parent's board of directors held a meeting, at which the board of directors determined that it was no longer interested in pursuing a transaction to acquire Fusion-io for a combination of reasons, including Parent's understanding of Fusion-io's value expectations, the existence of attractive alternatives available to Parent, and the anticipated complexities associated with what was expected to be a complicated integration between Parent and Fusion-io.

        In late December of 2013, representatives of Parent contacted representatives of Qatalyst to inform them that Parent was no longer interested in acquiring Fusion-io and that Parent would be disciplined with respect to price because of the attractive alternatives available to Parent, including both internal investments and other alternative technologies.

        On May 13, 2014, in the course of re-evaluating a range of potential strategic opportunities, Mr. Sadana contacted Mr. Robison to discuss Fusion-io's business and financial performance and informed Mr. Robison that Parent was again potentially interested in a transaction to acquire Fusion-io. Mr. Sadana indicated to Mr. Robison that Parent was currently evaluating other strategic opportunities (including both internal investments and possible alternative acquisitions) that would be in lieu of a transaction with Fusion-io and that if Fusion-io were interested in pursuing a transaction with Parent, Fusion-io would need to be in a position to move quickly, at a reasonable valuation and under an exclusivity arrangement.

        On May 14 and May 15, 2014, Mr. Sadana requested additional due diligence materials and a management presentation from Fusion-io.

        On May 16, 2014, Parent submitted a non-binding indication of interest to acquire all outstanding shares of Fusion-io's common stock for $10.80 per Share in cash (representing a 33% premium to the Shares' closing price of $8.09 per Share and a 45% premium to Fusion-io's enterprise value on May 16, 2014). The proposal identified key assumptions with respect to the potential acquisition, including that the transaction would be financed with cash on hand at Parent and requested due diligence. In addition, Parent sent Fusion-io an exclusivity letter proposing a limited period of exclusivity in which to conduct due diligence and negotiate a definitive acquisition agreement.

        On May 20, 2014, Mr. Robison contacted Mr. Sadana and stated that Fusion-io would be interested in pursuing a transaction with Parent at a price of $12.75 per Share.

        On May 21, 2014, Mr. Sadana contacted Mr. Robison and informed him that Parent was willing to proceed with a transaction at a price of $11.20 per Share (representing a 34% premium to the Shares' closing price of $8.33 and a 46% premium to Fusion-io's enterprise value on May 21, 2014) in order to expedite negotiations between Fusion-io and Parent.

        Thereafter, Mr. Robison responded that Fusion-io would consider proceeding with a transaction at a price of $11.50 per Share. Following further internal discussion, Mr. Sadana informed Mr. Robison that Parent was willing to pay $11.25 per Share (representing a 35% premium to the Shares' closing price and a 47% premium to Fusion-io's enterprise value on May 21, 2014), that this proposal represented a full price that involved sharing a significant portion of the synergies Parent expected to gain from the transaction with Fusion-io, that, given the anticipated complexities in what was expected to be a complicated integration between Parent and Fusion-io, this proposal represented Parent's best and final offer, and that Parent had determined that any offer price in excess of $11.25 per Share would cause Parent to reconsider its internal roadmap and other alternatives as opposed to pursuing an acquisition of Fusion-io. Following further discussion, the parties reached an understanding that they would proceed with further discussions regarding a potential transaction at a price of $11.25 per Share.

        On May 23, 2014, Parent and Fusion-io entered into an exclusivity agreement providing for a period of exclusive negotiations between the parties with respect to a potential transaction. From May 23, 2014 until June 16, 2014, representatives of Parent held meetings with representatives of Fusion-io held in person and conducted due diligence meetings.

        On May 26, 2014, Fusion-io granted representatives of Parent and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), Parent's legal counsel, access to an online data room containing information about Fusion-io and its business. Between May 26, 2014 and June 16, 2014, representatives of senior management of Fusion-io, Parent, Goldman, Sachs & Co. and Qatalyst held several meetings to facilitate Parent's due diligence review of Fusion-io.

        On May 31, 2014, representatives of Skadden Arps sent an initial draft merger agreement to representatives of Wilson, Sonsini, Goodrich & Rosati, LLP ("Wilson Sonsini"). Between that date and June 15, 2014, Wilson Sonsini and Skadden Arps, as well as representatives of Parent and Goldman Sachs & Co., Parent's financial advisor, and representatives of Fusion-io and Qatalyst, had numerous discussions to negotiate the terms of the merger agreement.

        On June 6, 2014, Wilson Sonsini delivered a revised draft of the Merger Agreement to Skadden Arps.

        On June 8, 2014, representatives of Wilson Sonsini and Skadden Arps held negotiations over the terms and conditions of the Merger Agreement.

        On June 10, Skadden Arps delivered a revised draft of the Merger Agreement to Wilson Sonsini, and on June 11, 2014, Skadden Arps delivered a draft form of the Support Agreement to Wilson Sonsini, which Parent proposed certain stockholders of Fusion-io would enter into concurrently with the Parent and Fusion-io's execution of the Merger Agreement.

        On June 13, 2014, a special meeting of the Parent Board of Directors was held to update the Board of Directors on the potential transaction. After discussions, the Parent Board of Directors authorized Parent's management team to continue negotiating and conclude a transaction with Fusion-io substantially on the terms and conditions discussed at the meeting.

        On June 14, 2014, Parent and Lance L. Smith, Fusion-io's chief operating officer, executed an offer letter pursuant to which Mr. Smith would become a senior vice president at Parent contingent upon and following consummation of the transactions contemplated by the merger agreement that Parent and Fusion-io were negotiating.

        On June 15, 2014, representatives of Wilson Sonsini and members of Fusion-io management advised Skadden and Parent that the Fusion-io Board of Directors had held a meeting that afternoon during which it unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares and recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        On June 16, 2014, before the open of trading of the Shares on the NYSE, Parent and Fusion-io executed the Merger Agreement and issued a joint press release announcing the transaction. In addition, concurrently with the execution of the Merger Agreement, each of the executive officers and directors of Fusion-io who were also stockholders of Fusion-io (Shane Robison, Lance L. Smith, David Sampson, Scott D. Sandell, Forest Baskett, H. Raymond Bingham and Dana L. Evan) entered into a separate Support Agreement with Parent. In addition, New Enterprise Associates 12, Limited Partnership, a stockholder of the Company, entered into a separate Support Agreement with Parent.

  Past Contacts, Transactions, Negotiations and Agreements.

        For more information on the Merger Agreement and the other agreements between Fusion-io and Purchaser and their respective related parties, see Section 8—"Certain Information Concerning Parent and Purchaser," Section 9—"Source and Amount of Funds," and Section 11—"The Merger Agreement; Other Agreements."

11.   The Merger Agreement; Other Agreements.

  Merger Agreement

        The following is a summary of material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO filed with the SEC, and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about Parent, Purchaser or Fusion-io. Such information can be found elsewhere in this Offer to Purchase.

        The Merger Agreement has been filed solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by holders of Shares or other investors in Fusion-io. The holders of Shares and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Fusion-io, Parent, Purchaser or any of their respective subsidiaries or affiliates.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer no sooner than five business days or later than ten business days following the date of the Merger Agreement. The obligation of Purchaser to accept for payment and pay for Shares validly tendered in the Offer is subject to the conditions described in Section 15—"Certain Conditions of the Offer," which we refer to collectively as the "Offer Conditions." Subject to the satisfaction of the Minimum Condition (as defined in Section 15—"Certain Conditions of the Offer") and the other conditions that are described in Section 15—"Certain Conditions of the Offer," promptly after expiration of the Offer, Purchaser will accept for payment and pay for (subject to any applicable withholding taxes pursuant to the Merger Agreement) all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the expiration of the Offer (as it may be extended and re-extended as described below and in compliance with applicable laws) and in any event in compliance with Rule 14e-1(c) under the Exchange Act.

        Pursuant to the Merger Agreement, Purchaser expressly reserves the right to waive any Offer Conditions or modify the terms of the Offer, except that Fusion-io's prior written approval is required for Purchaser to:

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  decrease the Offer Price;

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  change the form of consideration to be paid in the Offer;

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  reduce the number of Shares sought to be purchased in the Offer;

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  amend or modify the Minimum Condition;

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  amend or modify any Offer Condition (other than the Minimum Condition) in a manner that broadens such Offer Condition, adversely impacts Fusion-io's stockholders or provides for a "subsequent offering period" (or any extension thereof) in accordance with Rule 14d-11 promulgated under the Exchange Act;

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  impose conditions to the Offer that are in addition to the Offer Conditions set forth in Section 15—"Certain Conditions of the Offer"; or

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  extend the Offer other than in a manner pursuant to, and in accordance with, Section 15—"Certain Conditions of the Offer."

        The Offer is initially scheduled to expire at 12:00 midnight, New York City time, at the end of the day on July 22, 2014 (the "Initial Expiration Date"), but may be extended and re-extended as described below.

        The Merger Agreement provides that if (i) required by any law or order, or any rule, regulation or other requirement of the SEC or the NYSE which is applicable to the Offer, Purchaser shall extend the Offer for any such required period, (ii) at the initial Expiration Date or any later then-scheduled Expiration Date, any of the Offer Conditions (other than the Minimum Condition) have not been satisfied or waived, Purchaser shall extend the Offer for successive extension periods of up to ten business days each until such conditions has been satisfied or waived, (iii) at the initial Expiration Date or any later then-scheduled Expiration Date, the Minimum Condition is the only Offer Condition that has not been satisfied or waived, Purchaser shall extend the Offer for two successive extension periods of ten business days each in order to further seek to satisfy the Minimum Condition, (iv) the Regulatory Condition is satisfied or waived within five business days of the initial Expiration Date or any later then-scheduled Expiration Date and any other Offer Condition is not satisfied or waived at such Expiration Date, Purchaser shall extend the Offer for one extension period of five business days, and (v) any Offer Condition is not satisfied or waived as of the initial Expiration Date or any later then-scheduled Expiration Date, Purchaser may, in its sole discretion, elect to (but shall not be required to) extend the offer for one or more further successive extension periods of up to ten business days each. However, in no event is Purchaser required to extend the Offer beyond the Termination Date.

        The Merger.    The Merger Agreement provides that, following completion of the Offer and upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

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  Purchaser will be merged with and into Fusion-io, and the separate existence of Purchaser will cease;

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  Fusion-io will continue as the Surviving Corporation after the Merger;

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  the separate corporate existence of the Surviving Corporation will continue unaffected by the Merger and all of the property, rights, privileges, powers and franchises of Fusion-io and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of Fusion-io and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation;

  •
  the Certificate of Incorporation of the Surviving Corporation will, by virtue of the Merger, be amended in its entirety to read as the Certificate of Incorporation of Purchaser in effect immediately prior to the Effective Time, except that Article I thereof will provide that the name of the corporation shall be "Fusion-io, Inc.";

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  the bylaws of the Surviving Corporation will be amended and restated to be identical to the bylaws of Purchaser in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall continue to be "Fusion-io, Inc.";

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  the directors of the Surviving Corporation will, from and after the Effective Time, be the respective individuals who are directors of Purchaser immediately prior to the Effective Time; and

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  the officers of the Surviving Corporation will, from and after the Effective Time, be the respective individuals who are officers of Purchaser immediately prior to the Effective Time.

        The respective obligation of each party to complete the Merger is subject to the satisfaction or waiver in writing if permissible under applicable law, at or prior to the Effective Time, of each of the following conditions:

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  that no governmental authority shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any law or rules of any applicable securities exchange that has the effect of making the consummation of the Merger illegal, or any order prohibiting or otherwise preventing the consummation of the Merger; and

  •
  Purchaser shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

  Effect on Capital Stock.

        At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and any Dissenting Shares, each as described below) shall be cancelled and extinguished and automatically converted into the right to receive a cash amount equal to the Offer Price, without interest thereon (the "Merger Consideration") and shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender or transfer thereof in accordance with the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares." The Merger Consideration paid in accordance with the terms of the Merger Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time; and if, after the Effective Time, any Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in the Merger Agreement.

        At the Effective Time, by virtue of the Merger, each Share that is owned by Parent, Purchaser or Fusion-io, or by any direct or indirect wholly owned Subsidiary of Parent, Purchaser or Fusion-io, in each case immediately prior to the Effective Time (the "Cancelled Shares"), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

        All Dissenting Shares shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who have failed to perfect or who have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Shares in the manner provided in the Merger Agreement.

  Treatment of Options and Restricted Stock Units; Stock Plans.

        Fusion-io Options.    At the Offer Closing, each outstanding Fusion-io Option that is unvested, unexpired, unexercised and outstanding immediately before the Offer Closing, has an exercise price of less than the Offer Price (an "Unvested Fusion-io Option"), and is held by a person who is, as of immediately prior to the Offer Closing, an employee of Fusion-io or any of its subsidiaries, shall be assumed by Parent and converted automatically at the Offer Closing into that number of Parent

Options equal to the product of (A) the number of Shares subject to such Unvested Fusion-io Option immediately prior to the Offer Closing, multiplied by (B) the Exchange Ratio (rounded down to the nearest whole Share), each with an exercise price applicable to the Parent Option equal to the per share exercise price applicable to the Unvested Fusion-io Option as of immediately before the Offer Closing divided by the Exchange Ratio (rounded up to the nearest whole Share).

        The Exchange Ratio is the quotient obtained by dividing (x) the Offer Price by (y) the volume weighted average closing sale price of one share of Parent Common Stock as reported on NASDAQ for the ten consecutive trading days ending on the date that is two trading days immediately preceding the Offer Closing, adjusted for any stock splits, dividends, combinations or similar events.

        The term, vesting schedule and all of the other provisions applicable to such assumed Fusion-io Options shall remain unchanged, subject only to any adjustments required for administrative convenience to conform such vesting schedule to the vesting schedules otherwise specified by Parent's equity incentive plans and that are not adverse to the holder thereof and any adjustments to performance metrics or goals applicable to such assumed Fusion-io Options.

        At the Offer Closing, each Option that is unexpired, unexercised and outstanding immediately before the Offer Closing and which is vested and exercisable as of immediately before the Offer Closing and each Fusion-io Option that is held by any person who is not as of immediately prior to the Offer Closing an employee of Fusion-io or any of its subsidiaries (after giving effect to any vesting that occurs on the account of the transactions contemplated by the Merger Agreement or pursuant to any arrangement with Fusion-io) and that has a per share exercise price less than the Offer Price (a "Vested Fusion-io Option"), shall be cancelled in exchange for a cash payment from Parent to the holder thereof equal to the number of Shares with respect to which such Vested Fusion-io Option is vested and exercisable as of immediately before the Offer Closing (after giving effect to any vesting that occurs on the account of the transactions contemplated by the Merger Agreement or pursuant to any arrangement with Fusion-io) multiplied by the excess, if any, of (i) Offer Price, over (ii) the per share exercise price for such Vested Fusion-io Option. On and after the Offer Closing, the Vested Fusion-io Options shall terminate and cease to be outstanding.

        Effective as of the Offer Closing, each Fusion-io Option that is outstanding, unvested and unexercised as of the Offer Closing and which is not an Unvested Fusion-io Option assumed by Parent or a Vested Fusion-io Option, shall be cancelled without the payment of any consideration therefor.

        Fusion-io Restricted Stock Units.    The Merger Agreement provides that at the Offer Closing, each Fusion-io RSU that is outstanding as of immediately prior to the Offer Closing (after giving effect to any vesting that occurs on the account of the transactions contemplated by the Merger Agreement or pursuant to any arrangement with Fusion-io) shall be assumed by Parent as a Parent RSU. Each Fusion-io RSU so assumed by Parent shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Fusion-io Stock Plan and the Fusion-io RSU agreements relating thereto, as in effect immediately prior to the Offer Closing, except that such assumed Fusion-io RSU shall cover that number of whole shares of Parent Common Stock equal to the product of the number of Shares underlying such Fusion-io RSU immediately prior to the Offer Closing multiplied by the Exchange Ratio (rounded down to the nearest whole Share).

        Fusion-io Employee Stock Purchase Plan.    Fusion-io is required to terminate the Fusion-io ESPP prior to the Offer Closing and provide such notice of termination as may be required by the terms of the Fusion-io ESPP. Fusion-io's Board (or, if appropriate, any committee administering the Fusion-io ESPP) is required to adopt such resolutions or take such other actions as may be required to provide that, with respect to the Fusion-io ESPP: (i) each individual participating in the Purchase Period (as defined in the Fusion-io ESPP) in progress as of the date of the Merger Agreement (the "Final Purchase Period") shall not be permitted (A) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect when the Final Purchase Period commenced, or (B) to make separate non-payroll contributions to the Fusion-io ESPP on or following the date of the Merger Agreement, (ii) no individual who is not participating in the Fusion-io ESPP as of the date of the Merger Agreement may commence participation in the Fusion-io ESPP following the date of the Merger Agreement, (iii) the Final Purchase Period shall end on the earlier to occur of September 1, 2014 and a date that is at least five days prior to the initial scheduled expiration of the Offer, (iv) each Fusion-io ESPP participant's accumulated contributions under the Fusion-io ESPP shall be used to purchase Shares in accordance with the terms of the Fusion-io ESPP as of the end of the Final Purchase Period and (v) the Fusion-io ESPP shall be suspended immediately following the end of the Final Purchase Period and shall terminate prior to the Offer Closing. During the suspension period no further rights shall be granted or exercised under the Fusion-io ESPP.

        Merger Without a Vote.    If Purchaser and any other subsidiary of Parent holds in the aggregate at least 90% of the issued and outstanding Shares following the Acceptance Time, then each of Parent, Purchaser and Fusion-io shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders of Fusion-io, in accordance with Section 253 of the DGCL and upon the terms and subject to the conditions of the Merger Agreement.

        In the event that the Merger cannot be effected pursuant to Section 253 of the DGCL, then following the Acceptance Time, each of Parent, Purchaser and Fusion-io shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders of Fusion-io, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of the Merger Agreement.

        Representations and Warranties.    The Merger Agreement, which has been provided solely to inform Fusion-io's stockholders of its terms and is not intended to provide any other factual information about Fusion-io, contains various representations and warranties made by Fusion-io to Parent and Purchaser and representations and warranties made by Parent and Purchaser to Fusion-io. The assertions embodied in the representations and warranties contained in the Merger Agreement were made solely for purposes of the Merger Agreement and as of specific dates, were the product of negotiations among Fusion-io, Parent and Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement, including in a confidential disclosure schedule that the parties exchanged in connection with the signing of the Merger Agreement. The confidential disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Fusion-io, Parent and Purchaser, rather than establishing matters of fact. Furthermore, the representations and warranties may be subject to standards of materiality or Material Adverse Effect applicable to Fusion-io, Parent and Purchaser that may be different from what may be viewed as material by Fusion-io's stockholders. Additionally, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Fusion-io's, Purchaser's or Parent's public disclosures. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about Fusion-io, Parent or Purchaser. Except for the rights of Fusion-io's stockholders to receive the Merger Consideration and for the rights of the holders of Fusion-io Options and Fusion-io RSUs to receive the consideration specified in the Merger Agreement, in each case in accordance with the terms of the Merger Agreement, stockholders and holders of Fusion-io Options and Fusion-io RSUs are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Fusion-io, Parent or Purchaser or any of their respective subsidiaries or affiliates.

        In the Merger Agreement, Fusion-io has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  organization, valid existence, good standing and qualification to do business of Fusion-io and its subsidiaries;

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  due authorization and enforceability of the Merger Agreement with respect to Fusion-io;

  •
  corporate power and authority relating to the Merger Agreement and the transactions contemplated thereby and required approvals and receipt of an opinion of Fusion-io's financial advisor;

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  non-applicability of anti-takeover statutes;

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  required government consents;

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  governmental filings and certain other governmental and other third-party consents and approvals, and no violations of organizational or governance documents;

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  capitalization;

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  SEC filings and financial statements, compliance with the Sarbanes-Oxley Act, the Dodd-Frank Act, the Securities Act, the Exchange Act, and the rules and regulations of the NYSE;

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  disclosure controls and internal controls over financial reporting;

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  the (i) accuracy and compliance with the applicable requirements of the Exchange Act of the documents to be filed by Fusion-io with the SEC or required to be distributed or otherwise disseminated to Fusion-io's stockholders in connection with the Offer and the Merger, including for Fusion-io's Schedule 14D-9 and (ii) the accuracy of information furnished to Parent or Purchaser in writing specifically for use in the Schedule TO, this Offer to Purchase and the other documents ancillary to the Schedule TO;

  •
  the absence of undisclosed liabilities;

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  the absence of certain changes;

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  material contracts;

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  permits and licenses;

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  litigation;

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  taxes;

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  environmental matters;

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  employee benefit plans, ERISA matters and certain related matters;

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  labor matters;

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  real property;

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  tangible personal property;

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  intellectual property;

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  compliance with laws, including export control and import laws and anti-corruption and anti-bribery laws, including the Foreign Corrupt Practices Act of 1977;

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  material customers and suppliers;

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  insurance;

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  related party transactions;

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  brokers and finders; and

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  absence of a stockholder rights plan.

        Some of the representations and warranties in the Merger Agreement made by Fusion-io are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means (i) any event, change, development, occurrence, effect or change in facts or circumstance that, individually or when taken together with all other such events, changes, developments, occurrences, effects or changes in facts or circumstance ("Effects"), that exist at the date of determination of the occurrence of Company Material Adverse Effect, and that is, or would reasonably be expected to be or become, materially adverse to the business, assets (including intangible assets), liabilities, operations, condition (financial or otherwise) or results of operations of Fusion-io and its subsidiaries, taken together as a whole or (ii) any event, change, development, occurrence, effect or change in facts or circumstance that would prevent, materially delay or materially impair the ability of Fusion-io to consummate the Merger and the transactions contemplated by the Merger Agreement; provided, however, that, for purposes of clause (i), none of the following, individually or in the aggregate, shall be deemed to be or constitute a Company Material Adverse Effect, or be taken into account when determining whether a Company Material Adverse Effect has occurred, is reasonably likely to occur, or would reasonably be expected to occur:

  •
  any general economic, financial or political conditions in the United States or elsewhere in the world (or changes in such conditions), including any conditions or changes therein arising out of acts of terrorism or war, to the extent such conditions or changes therein do not have a disproportionate impact on Fusion-io and its subsidiaries, taken as a whole, as compared to other participants in the industries in which Fusion-io and its subsidiaries conduct their businesses;

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  any conditions in the industry or industries in which Fusion-io and its subsidiaries conducts business (or changes in such conditions), to the extent such conditions or changes therein do not have a disproportionate impact on Fusion-io and its subsidiaries, taken as a whole, as compared to other participants in the industries in which Fusion-io and its subsidiaries conduct their businesses;

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  any changes after the date hereof in laws or generally accepted accounting principles ("GAAP"), applicable to Fusion-io and any of its subsidiaries;

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  any changes in trading price of Shares or the trading volume of Shares or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Company Material Adverse Effect;

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  any Effect to the extent resulting directly or indirectly from the execution, announcement, pendency or consummation of the Merger Agreement or the transactions contemplated thereby (including the Offer and the Merger) (including the identity of Parent), including any legal proceedings, departures of officers or employees, changes in relationships with suppliers or customers or any Effects arising from the terms of, or rights of any suppliers or customers under, any contracts with Fusion-io or its subsidiaries or other business relations to the extent resulting therefrom;

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  any Effect to the extent resulting from any action required to be taken by Fusion-io pursuant to the Merger Agreement or at the written request of Parent;

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  any event, change, development or occurrence to the extent resulting from any force majeure event; or

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  any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to the Merger Agreement and the transactions contemplated thereby, including allegations of a breach of fiduciary duty, including by members of Fusion-io's Board or any Fusion-io officer or alleged misrepresentation in public disclosure.

        In the Merger Agreement, each of Parent and Purchaser have made customary representations and warranties to Fusion-io with respect to:

  •
  organization, valid existence, good standing and qualification to do business of Parent and Purchaser;

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  corporate power and authority relating to the Merger Agreement and the transactions contemplated thereby and required approvals;

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  validity and enforceability of the Merger Agreement with respect to Parent and Purchaser;

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  required government consents;

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  governmental filings and certain other governmental and other third-party consents and approvals, and no violations of organizational or governance documents;

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  the (i) accuracy and compliance with the applicable requirements of the Exchange Act of the documents to be filed by Parent and Purchaser with the SEC or required to be distributed or otherwise disseminated to Fusion-io's stockholders in connection with the Offer and the Merger, including for Parent and Purchaser's Schedule TO and (ii) the accuracy of information furnished to Fusion-io in writing specifically for use in the Schedule 14D-9;

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  that neither Parent nor Purchaser is and has been an "interested stockholder" as defined in the DGCL for any of during the last three years;

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  sufficiency of funds to complete the Offer and the Merger; and

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  litigation.

        Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to "materiality" or "Parent Material Adverse Effect." For purposes of the Merger Agreement, a "Parent Material Adverse Effect" means any event, change, development, occurrence, effect or change in facts or circumstance that, individually or when taken together with all other such events, changes, effects or changes in facts or circumstance, does or would reasonably be expected to, prevent or materially impede the ability of Parent or Purchaser to consummate the transactions contemplated by the Merger Agreement (including the Offer and the Merger) in accordance with the terms of the Merger Agreement and applicable law.

        None of the representations or warranties contained in the Merger Agreement survive the consummation of the Merger or the termination of the Merger Agreement.

        Interim Operations.    Except as permitted by the terms of the Merger Agreement, as set forth in Fusion-io's confidential disclosure schedule delivered pursuant to the Merger Agreement, as required by applicable law, or unless Parent has otherwise consented in writing, Fusion-io has agreed that, from the date of the Merger Agreement until the Effective Time, Fusion-io and its subsidiaries will conduct their respective businesses in the ordinary course of business consistent with past practice and Fusion-io shall use its reasonable best efforts to maintain its current relationships with its suppliers, manufacturers, distributors, customers, business associates, executives and other key employees and governmental authorities.

        Except as expressly contemplated or expressly permitted by the Merger Agreement, as set forth in Fusion-io's confidential disclosure schedule or as approved in advance by Parent in writing, until the earlier to occur of the Effective Time and the termination of the Merger Agreement pursuant to its terms, Fusion-io shall not, and shall not permit any of its subsidiaries to do any of the following:

  •
  adopt any amendments to or amend its certificate of incorporation or bylaws or comparable organizational documents;

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  authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of Fusion-io or any of its subsidiaries, except for the issuance and sale of Shares pursuant to Fusion-io Options, Fusion-io RSUs, or other equity awards (including, for the avoidance of doubt, options under the Fusion-io ESPP) outstanding prior to the date of the Merger Agreement in accordance with their terms as of the date thereof and, with respect to Fusion-io ESPP, in accordance with the terms and conditions summarized in Section 11—"The Merger Agreement; Other Agreements—Fusion-io Employee Stock Purchase Plan";

  •
  grant, confer, award, take action to accelerate the vesting or settlement of, or promise or announce an intention to grant, confer, award, take action to accelerate the vesting or settlement of, any Fusion-io Options, Fusion-io RSUs, any other equity or equity-related award or other rights to acquire the capital stock of Fusion-io or any of its subsidiaries (including any dividend equivalent rights or phantom stock units denominated in Shares), whether settled in cash or Shares, or take action to accelerate the vesting or payment of any such rights, other than grants of Fusion-io RSUs to employees hired after the date of the Merger Agreement below the title of vice president, which grants shall (i) in all cases be subject to terms, and be granted in a manner, consistent with Fusion-io's past practices, (ii) in no case exceed Fusion-io's target-level award guideline for the applicable employee position as in effect on the date hereof and which have been made available to Parent, (iii) not cover greater than 120,000 Shares in the aggregate in any 30-day period and (iv) not provide for any acceleration of vesting upon the Closing or Effective Time or in combination with any subsequent termination of the employee's employment for any reason;

  •
  acquire, repurchase or redeem, directly or indirectly, or amend any securities of Fusion-io or any of its subsidiaries (other than pursuant to the Fusion-io ESPP in accordance with its terms in effect on the date of the Merger Agreement);

  •
  other than cash dividends made by any direct or indirect wholly owned Fusion-io subsidiary to Fusion-io or one of Fusion-io's wholly owned subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

  •
  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Fusion-io or any of its subsidiaries (other than the transactions contemplated by the Merger Agreement, including the Offer and the Merger);

  •
  (i) incur or assume any long-term or short-term debt for borrowed money or issue any debt securities, except for (A) short-term debt for borrowed money incurred to fund operations of the business and capital leases or other short-term or revolving debt incurred in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly owned subsidiaries of Fusion-io, (ii) assume, guarantee or endorse the obligations of any other person or entity except with respect to obligations of direct or indirect wholly owned subsidiaries of Fusion-io, (iii) make any loans or advances to any other person in excess of $75,000 in the aggregate, except for commission advances or travel advances in the ordinary course of business consistent with past practice to Fusion-io employees or independent contractors or (iv) mortgage or pledge any of Fusion-io's or its subsidiaries' assets, tangible or intangible;

  •
  except as may be required by applicable law or the terms of any Fusion-io employee benefits plan in effect on the date of the Merger Agreement, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee of Fusion-io or any subsidiary of Fusion-io, pay any special bonus or special remuneration to any director, officer or employee of Fusion-io or any subsidiary of Fusion-io, or pay any benefit not required by any plan or arrangement as in effect as of the date of the Merger Agreement in all cases, other than agreements or arrangements entered into with newly hired employees at a position below the vice president level that are made in the ordinary course of business consistent with past practice;

  •
  promote any officer or employee of Fusion-io or any subsidiary of Fusion-io, other than in the ordinary course of business consistent with past practice or hire any employee with a title of vice president or above;

  •
  forgive any loans to any employees, officers or directors of Fusion-io or any of its subsidiaries, or any of their respective affiliates or associates;

  •
  make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under Fusion-io's employee benefit plans or agreements subject to such employee benefits plans or any other Fusion-io contract other than deposits and contributions that are required pursuant to the terms of the employee benefits plans or any agreements subject to the employee benefits as in effect on the date of the Merger Agreement and identified in Fusion-io's confidential disclosure schedule, other than in the ordinary course of business consistent with past practice;

  •
  enter into, amend, or extend any collective bargaining agreement;

  •
  acquire, sell, lease, license, transfer or dispose of any material property or assets, or any portion thereof or interest therein, in any single transaction or series of related transactions, except either (i) as required under an existing contract of Fusion-io or any of its subsidiaries in accordance with its terms as of the date hereof and which is set forth in Fusion-io's confidential disclosure schedule or which relates to the disposition or acquisition by Fusion-io or any of its subsidiaries of assets that individually or in the aggregate, have a value less than $100,000, or (ii) the sale of goods or the grant of non-exclusive licenses with respect to Fusion-io's intellectual property in the ordinary course of business consistent with past practice;

  •
  except as may be required as a result of a change in applicable law or in GAAP, make any change in any of the accounting principles or practices used by it;

  •
  file any income tax return or any other material tax return or amended tax return, make or change any material tax election, settle or compromise any material tax claim or assessment by any governmental authority, change any material tax accounting method or surrender any right to claim a material tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

  •
  (i) acquire or license any material intellectual property rights from any third party, (ii) transfer or grant any exclusive rights to any Fusion-io intellectual property to any third party, or (iii) grant any license to any Fusion-io intellectual property other than the grant of non-exclusive licenses with respect to Fusion-io intellectual property in the ordinary course of business consistent with past practice;

  •
  (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), other than the certain leases which do not require more than $200,000 in aggregate payments and can be terminated on 60 days' notice or less without requiring payment or liability by Fusion-io ("Excluded Leases"), (ii) modify, amend or exercise any right to renew any lease or other lease or sublease of real property, other than the Excluded Leases, or waive term or condition thereof or grant any consents thereunder, (iii) modify, amend or exercise any right to renew any of the certain Excluded Leases or waive term or condition thereof or grant any consents thereunder, solely if such action would result in such Excluded Lease not remaining an Excluded Lease following such action, (iv) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any leased real property or other real property, or any interest therein or part thereof, (v) commit any waste or nuisance on any such property; or (vi) make any material changes in the construction or condition of any such property, in each case other than in the ordinary course of business consistent with past practice;

  •
  (i) acquire (by merger, consolidation or acquisition of stock or assets) any other entity or any equity interest therein, (ii) make any capital contributions to, or any investments in, any other entity (other than a wholly owned subsidiary of Fusion-io), or (iii) authorize, incur or commit to incur any capital expenditures, individually or in the aggregate, with obligations to Fusion-io or any of its subsidiaries in excess of $800,000 in any calendar month; provided that none of the foregoing shall prohibit Fusion-io from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to Fusion-io or its subsidiaries, taken as a whole;

  •
  commence any legal proceeding or settle or compromise any pending or threatened legal proceeding, other than the settlement or compromise of legal proceedings expressly reflected or reserved against in full on Fusion-io's balance sheet and involving only the payment of money up to the amount reflected or reserved against on Fusion-io's balance sheet and without any admission of wrongdoing or culpability by Fusion-io or any Fusion-io subsidiary;

  •
  except as required by applicable law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

  •
  except as required by applicable law, convene any regular or special meeting (or any adjournment or postponement thereof) of Fusion-io's stockholders;

  •
  hire any new employee who reasonably would be expected to develop intellectual property rights without requiring them to execute Fusion-io's standard form of confidentiality and inventions assignment agreement;

  •
  except as required by applicable law, terminate or modify or waive in any material respect any right under (i) any material permit or (ii) any non-material permit (other than in the ordinary course of business consistent with past practice);

  •
  adopt or otherwise implement any stockholder rights plan, "poison-pill" or other comparable agreement designed to have the effect of delaying, deferring or discouraging Parent or Purchaser from acquiring control of Fusion-io pursuant to the Merger Agreement;

  •
  enter into any contract containing any covenant, commitment or other obligation (i) limiting in any material respect the right of Fusion-io or any of its subsidiaries to engage in any line of business, to make use of or enforce any Fusion-io intellectual property or to compete with any person or entity in any line of business, (ii) granting any exclusive rights, (iii) containing a "most favored nation" or similar provision, (iv) prohibiting Fusion-io or any of its subsidiaries (or, after the Effective Time, Parent) from engaging in business with any person or entity or levying a fine, charge or other payment for doing so, or (v) otherwise prohibiting or limiting in any material respect the right of Fusion-io or its subsidiaries to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

  •
  enter into any contract (i) relating to the disposition or acquisition by Fusion-io or any of its subsidiaries of assets that individually or in the aggregate, have a value greater than $100,000, (ii) relating to (A) the sale or other transfer of Fusion-io intellectual property rights, or (B) the granting of a lien (other than certain permitted encumbrances) over Fusion-io intellectual property rights, other than non-exclusive licenses of Fusion-io intellectual property in the ordinary course of business consistent with past practice, or (iii) pursuant to which Fusion-io or any of its subsidiaries will acquire or dispose of any material ownership interest in any other entity or other business enterprise other than Fusion-io's subsidiaries (except for contracts providing for the acquisition of materials, supplies, goods, services, equipment or other assets in the ordinary course of business consistent with past practice);

  •
  enter into any contract to provide Fusion-io source code to any third party for any Fusion-io product, including any contract to put such source code in escrow with a third party on behalf of a licensee or contracting party (except for contracts providing for the provision of Fusion-io's software developer's kit, application programming interface, or other de minimis quantities of source code in the ordinary course of business consistent with past practice);

  •
  enter into any contract that would (i) result in the release of any source code or other proprietary technology of Fusion-io or its subsidiaries or in the granting of any right or licenses to any Fusion-io intellectual property to any third party, (ii) result in Parent or any of its subsidiaries (excluding the Surviving Corporation and any of its subsidiaries) granting to any third party any rights to or with respect to, or non-assertion under, any intellectual property rights owned by, or licensed to, any of them, (iii) result in Fusion-io or its subsidiaries being required under a contract to procure or attempt to procure from Parent or any of its subsidiaries a license grant to, or covenant not to assert in favor of, any other party, (iv) subject Parent, any of its affiliates or, after the Merger, Fusion-io, to any non-compete or other restriction on the operation or scope of their respective businesses, (v) result in Parent or any of its subsidiaries (excluding the Surviving Corporation and any of its subsidiaries) being obligated to pay any royalties or other amounts, or offer any discounts, to any third party (other than payments that would have been owing absent the consummation of the transactions contemplated by the Merger Agreement) or (vi) result in the Surviving Corporation granting to any third party any rights to or with respect to, or non-assertion under, any intellectual property rights owned by, or licensed to, the Surviving Corporation (other than any grant of rights or non-assertion that would have been granted absent the consummation of the transactions contemplated by the Merger Agreement);

  •
  enter into any contract that grants any person or entity (other than any subsidiary of Fusion-io) the right to manufacture all or a part of Fusion-io's products;

  •
  (i) terminate, grant a waiver or consent with respect to, amend or modify in any material respect, any material contract or (ii) renew or extend any material contract, other than renewals or extensions by Fusion-io or any of its subsidiaries in the ordinary course of business consistent with past practice, except that Fusion-io and its subsidiaries have the right to terminate, grant a waiver or consent with respect to, amend, modify, renew or extend any license covering materials incorporated into, used with or distributed with Fusion-io products if Fusion-io or any of its subsidiaries has paid less than $250,000 for such license;

  •
  permit any Fusion-io registered intellectual property (except Fusion-io registered intellectual property whose status is specified as expired, abandoned, or cancelled on Fusion-io's confidential disclosure schedule) that is owned by Fusion-io or any of its subsidiaries to become expired, cancelled, or abandoned; or

  •
  enter into a contract to do any of the foregoing or authorize, commit or agree in any legally binding manner to take any action to do any of the preceding actions.

        Access to Information.    Until the Effective Time, and subject to applicable law, applicable contractual restrictions and certain confidentiality obligations, Fusion-io has agreed to (and to cause its subsidiaries to) provide Parent and Parent's authorized representatives with reasonable access during normal business hours, upon reasonable notice, to Fusion-io's properties, books, personnel and records.

        Directors' and Officers' Indemnification and Insurance.    The Merger Agreement provides for certain indemnification rights in favor of Fusion-io's and its subsidiaries' current and former directors, officers or employees. Following the Effective Time, Parent is obligated to cause the Surviving Corporation and its subsidiaries to honor and fulfill their obligations under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all indemnification agreements between Fusion-io or any of its subsidiaries and any of their respective current or former directors, officers, employees, fiduciaries or agents in effect on the date of the Merger Agreement and which have been disclosed in Fusion-io's confidential disclosure schedule for a period of six years after the Effective Time (the "Indemnification Agreements"). During that six year period, Parent shall not, nor shall it permit the Surviving Corporation to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would adversely affect the rights thereunder of any individual who at any time on or prior to the Effective Time was a director, officer, employee, fiduciary or agent of Fusion-io or its subsidiaries with respect to actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

        For a period of six years after the Effective Time, Parent and the Surviving Corporation are required to maintain Fusion-io's current directors' and officers' liability insurance ("D&O Insurance"), in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance as of the date of the Merger Agreement, on terms with respect to the coverage and amounts no less favorable, in the aggregate, than those of the D&O Insurance in effect on the date of the Merger Agreement. The Surviving Corporation may substitute policies of Parent, the Surviving Corporation or any of their respective subsidiaries containing terms with respect to coverage and amounts no less favorable, in the aggregate, to such persons than the D&O Insurance. In satisfying their obligation to maintain D&O Insurance, Parent and the Surviving Corporation are not obligated to pay annual premiums in excess of 250% of the amount paid by Fusion-io for the D&O Insurance for its last full fiscal year. If the annual premiums of such insurance coverage exceed such 250% cap, Parent and the Surviving Corporation are obligated to obtain a policy with the greatest coverage available for a cost not exceeding such 250% cap. Prior to the Effective Time, notwithstanding anything to the contrary set forth in the Merger Agreement, Fusion-io may purchase a six-year "tail" prepaid policy on the D&O Insurance ("Tail Policy") on terms and conditions no less favorable, in the aggregate, than the D&O Insurance and for an amount not to exceed 250% of the amount paid by Fusion-io for coverage for its last full fiscal year. If Fusion-io does not purchase the Tail Policy, Parent may purchase a Tail Policy subject to the same requirements. In the event that Fusion-io purchases the

Tail Policy, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder.

        If Parent or the Surviving Corporation or any of their respective successors or assigns consolidates or merges into any other entity in which it is not the surviving entity or transfers all or substantially all of its properties and assets, then such successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations summarized in this Section 11—"The Merger Agreement; Other Agreements—Directors' and Officers' Indemnification and Insurance."

        The persons covered by the provisions of the Merger Agreement described in this section are intended third-party beneficiaries with respect to such provisions and Parent and the Surviving Corporation's obligations summarized in this Section 11—"The Merger Agreement; Other Agreements—Directors' and Officers' Indemnification and Insurance" shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any such person without their prior written consent.

        Reasonable Best Efforts.    Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement, including (i) causing the Offer Conditions and the conditions to the Merger to be satisfied or fulfilled as soon as reasonably practicable, (ii) obtaining all necessary or appropriate consents, waivers and approvals under any material contracts requested to be obtained by Parent, (iii) obtaining all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities, the expiration or termination of any applicable waiting periods, making all necessary registrations, declarations and filings necessary to consummate the transactions contemplated by the Merger Agreement, and (iv) executing or delivering any additional instruments reasonably necessary to consummate the transactions contemplated by the Merger Agreement.

        With respect to certain regulatory matters, and without limiting the provisions described above in this Section 11—"The Merger Agreement; Other Agreement—Merger Agreement—Reasonable Best Efforts":

  •
  Parent and Fusion-io shall file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Notification and Report Form relating to the Merger Agreement and the transactions contemplated thereby as required by the HSR Act, and Parent shall file comparable pre-merger notification filings, forms and submissions with any governmental authority that is required by the antitrust laws of the Federal Republic of Germany;

  •
  Parent and Fusion-io shall use reasonable best efforts to promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information or documents that may be required in order to effectuate such filings, and (iii) comply with any request for additional information made by the FTC, the Antitrust Division or the competition or merger control authorities of any other jurisdiction; and

  •
  none of Parent, Purchaser or any of their subsidiaries shall be required to, and Fusion-io and its subsidiaries may not, without Parent's consent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to:

  •
  sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Fusion-io, the Surviving Corporation, Parent, Purchaser or any of their respective subsidiaries,

    •
    conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of Fusion-io, the Surviving Corporation, Parent, Purchaser or any of their respective subsidiaries in any manner, or

    •
    impose any restriction, requirement or limitation on the operation of the business or portion of the business of Fusion-io, the Surviving Corporation, Parent, Purchaser or any of their respective subsidiaries unless requested by Parent with respect to such an action that is only binding on Fusion-io in the event the Merger Closing occurs.

        Publicity.    Except to the extent disclosure may be required by law, order or applicable stock exchange rule or any listing agreement of any party to the Merger Agreement, or as specified in the Merger Agreement in connection with certain actions taken by Fusion-io and the Fusion-io Board related to the Fusion-io Board Recommendation, Fusion-io, Parent and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or the transactions contemplated thereby, and none of the parties shall issue any such press release or make any public statement prior to obtaining the other parties' consent (which consent shall not be unreasonably withheld or delayed).

        Anti-Takeover Statutes.    If any state anti-takeover or other similar statute or regulation is or becomes applicable to the Merger Agreement or any of the transactions contemplated thereby, Fusion-io is required to use reasonable best efforts to take action to make such state anti-takeover or other similar statute or regulation inapplicable so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable, and otherwise to minimize the effect of such statute or regulation on the Merger Agreement and the transactions contemplated thereby.

        Employee Matters.    Parent has agreed that for the period of one year following the Effective Time, it shall provide (or cause any of its subsidiaries to provide) employee benefits to each Fusion-io employee who remains employed by Parent or any of its subsidiaries (a "Continuing Employee"), that are no less favorable in the aggregate than the employee benefits (excluding equity and equity-based compensation) provided to similarly situated employees of Parent. To the extent employee benefits are provided under the employee benefit plans of Parent or one of its subsidiaries, from and after the Effective Time, Parent is required to use reasonable best efforts to cause to be granted to such Continuing Employee credit for all service with Fusion-io and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement), except that such service need not be credited to the extent that it would result in duplication of coverage or benefits with respect to the same period of service.

        Each Continuing Employee is immediately eligible to participate in any and all Parent employee plans to the extent coverage under any such Parent employee plan replaces coverage under a comparable Fusion-io employee plan in which such Continuing Employee participated immediately before the Effective Time. With respect to any Parent employee plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, Parent shall and shall cause its subsidiaries to use reasonable best efforts to (i) waive all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such Parent employee plan for such Continuing Employee and his or her covered dependents and (ii) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under an applicable employee plan on the date such employee's participation in the corresponding Parent employee plan begins to be given full credit under such Parent employee plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent employee plan.

        Acquisition Proposals.    From and after the execution of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Fusion-io and its subsidiaries are required to immediately cease any and all existing activities, discussions or negotiations with any persons conducted with respect to any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, as defined below. Fusion-io and its subsidiaries shall not, and shall not authorize or permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisors or representatives retained any of them to, directly or indirectly:

  •
  solicit, initiate, knowingly encourage, knowingly assist, knowingly facilitate or knowingly induce the making, submission or announcement of, any proposal or transaction that constitutes or may reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction, as defined below;

  •
  participate or engage in discussions or negotiations with any person (other than Parent or Purchaser) regarding any proposal or transaction that constitutes or may reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction;

  •
  furnish any non-public information relating to Fusion-io or any of its subsidiaries, or afford access to the business, properties, assets, books or records of Fusion-io or any of its subsidiaries to, or take any other action intended to knowingly encourage, or assist or facilitate, any person (other than Parent or Purchaser) that is seeking to make or has made any proposal or transaction that constitutes or may reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction;

  •
  enter into any letter of intent, memorandum of understanding, definitive agreement or similar document or contract or commitment contemplating or otherwise relating to any Acquisition Proposal or Acquisition Transaction (other than a nondisclosure agreement meeting certain requirements specified in the Merger Agreement);

  •
  approve, endorse or recommend any Acquisition Proposal;

  •
  terminate, amend, waive or fail to enforce any rights under any standstill or other similar agreement between Fusion-io or any of its subsidiaries and any person (other than Parent), provided, however, that at any time prior to the Offer Closing, Fusion-io may waive or provide a consent under any standstill to permit a party to make a confidential Acquisition Proposal in compliance with the requirements of the Merger Agreement; or

  •
  waive the applicability of all or any portion of Section 203 of the DGCL, the Delaware anti-takeover statute, in respect of any Person (other than Parent and its Affiliates) in relation to any Acquisition Proposal or Acquisition Transaction.

        However, prior to the Acceptance Time, the Fusion-io Board may:

  •
  engage or participate in discussions or negotiations with any person that has made and not withdrawn a bona fide, written Acquisition Proposal that the Fusion-io Board concludes in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); and

  •
  furnish to such person non-public information relating to Fusion-io and its subsidiaries pursuant to a nondisclosure agreement the terms of which are no less favorable to Fusion-io than those contained in the Nondisclosure Agreement (which shall not include any provisions that would prevent or restrict Fusion-io or its representatives from providing any information to Parent to which Parent is entitled under the Merger Agreement or a direct or indirect standstill);

provided, however, in order to take any action described in the two bullets above with respect to such Acquisition Proposal, any other Acquisition Proposal made by the same person or an affiliate of such person, or otherwise in favor of such person or an affiliate of such person, (i) neither Fusion-io nor any of its subsidiaries can have breached or violated in any material respect its obligations described in this Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Acquisition Proposals," (ii) the Fusion-io Board must have determined in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to Fusion-io's stockholders under Delaware law, (iii) Fusion-io must give Parent prior written notice of the Acquisition Proposal, and of Fusion-io's intention to take such actions and (iv) contemporaneously with furnishing any non-public information to such person, Fusion-io shall also furnish such non-public information to Parent to the extent not been previously furnished to Parent.

        Fusion-io shall promptly advise Parent in writing of any bona fide Acquisition Proposal, any request for information that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction or any inquiry that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Transaction, including the material terms and conditions thereof and the identity of the person or group making any such Acquisition Proposal, request or inquiry. Fusion-io is obligated to keep Parent promptly and reasonably informed of the status, including all material amendments or proposed amendments, of any Acquisition Proposal, request or inquiry. Fusion-io must also notify Parent at least 24 hours before any meeting of the Fusion-io Board at which the Fusion-io Board is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction, an inquiry relating to a potential Acquisition Proposal or Acquisition Transaction, or a request to provide non-public information to any Person in relation to an Acquisition Proposal or Acquisition Transaction.

        Neither the Fusion-io Board nor any committee thereof shall (i) fail to make, withhold, withdraw, amend, qualify or modify, or propose to refuse to make, withhold, withdraw, amend, qualify or modify, the Fusion-io Board Recommendation, (ii) approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction, (iii) fail to include the Fusion-io Board Recommendation in the Schedule 14D-9, or (iv) resolve, agree or publicly propose to take any of the foregoing actions (any action described in the preceding clauses (i), (ii), (iii) or this clause (iv) being referred to in this Offer to Purchase as a "Fusion-io Board Recommendation Change"). However, neither a "stop, look and listen" communication by the Fusion-io Board pursuant to and in compliance with Rule 14d-9(f) of the Exchange Act that also includes an express reaffirmation of the Fusion-io Board Recommendation, nor the approval or delivery by Fusion-io of either a Subsequent Determination Notice (as defined below) or an Intervening Event Notice (as defined below), is considered a Fusion-io Board Recommendation Change.

        The Fusion-io Board may effect a Fusion-io Board Recommendation Change with respect to any Acquisition Proposal at any time prior to the Acceptance Time, if the Fusion-io Board has received a bona fide, written Acquisition Proposal that constitutes a Superior Proposal that has not been withdrawn and:

  •
  neither Fusion-io nor any of its subsidiaries has breached or violated in any material respect its obligations described in this Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Acquisition Proposals," with respect to such Acquisition Proposal or any person making such Acquisition Proposal,

  •
  the Fusion-io Board has determined in good faith (after consultation with outside legal counsel and after considering any counter-offer or proposal made by Parent), that, in light of the foregoing Superior Proposal, the failure by the Fusion-io Board to effect a Fusion-io Board Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to Fusion-io stockholders under Delaware Law;

  •
  prior to effecting such Fusion-io Board Recommendation Change, the Fusion-io Board has given Parent at least four business days prior written notice that Fusion-io intends to take such action (a "Subsequent Determination Notice,"), which notice attaches such Superior Proposal, identities the person making such Superior Proposal, describes the terms and conditions of such Superior Proposal in reasonable detail, and provides Parent with the opportunity to meet with the Fusion-io Board and its outside legal counsel to discuss a modification of the terms and conditions of the Merger Agreement; and

  •
  Parent has not made, within four business days after its receipt of Fusion-io's Subsequent Determination Notice, an irrevocable counter-offer or proposal capable of being accepted by Fusion-io that the Fusion-io Board has determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) is at least as favorable to Fusion-io's stockholders as such Superior Proposal;

        Parent and Fusion-io have agreed that every subsequent material revision or material modification to any such Superior Proposal shall require a new Subsequent Determination Notice and a new two business day "matching" period. Fusion-io is obligated to keep confidential any such counter-offers or proposals made by Parent to revise the terms of the Merger Agreement, except to the extent required to be disclosed in any SEC Reports or pursuant to applicable law or stock exchange listing requirement.

        In addition, the Fusion-io Board may effect a Fusion-io Board Recommendation Change at any time prior to the Acceptance Time in response to an Intervening Event (as defined below) if:

  •
  an Intervening Event has occurred;

  •
  the Fusion-io Board has determined in good faith (after consultation with outside legal counsel) that, in light of such Intervening Event, the failure by the Fusion-io Board to effect a Fusion-io Board Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to Fusion-io's stockholders under Delaware Law;

  •
  prior to effecting such Fusion-io Board Recommendation Change, the Fusion-io Board has given Parent at least three business days prior written notice thereof (an "Intervening Event Notice") specifying the material facts underlying the Fusion-io Board's determination that an Intervening Event has occurred and the rationale and basis for such Fusion-io Board Recommendation Change and giving Parent the opportunity to meet with Fusion-io's outside legal counsel with the purpose and intent of enabling Parent and Fusion-io to discuss in good faith a modification of the terms and conditions of the Merger Agreement so as to obviate the need to effect a Fusion-io Board Recommendation Change on the basis of such Intervening Event; and

  •
  following the expiration of such three Business Day period, the Fusion-io Board has determined in good faith (after consultation with outside legal counsel) and after giving consideration to any offer or proposal from Parent, that, in light of such Intervening Event, the failure by the Fusion-io Board to effect a Fusion-io Board Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to Fusion-io's stockholders under Delaware law.

        For purposes of this Offer to Purchase:

        "Acquisition Proposal" shall mean any offer, proposal or indication of interest by any person (other than by Parent or Purchaser) relating to any Acquisition Transaction.

        "Acquisition Transaction" shall mean any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) any acquisition or purchase by any person or "group" (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% interest in the total outstanding voting securities of Fusion-io or one or more of its subsidiaries that own or control more than 15% of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of Fusion-io and its subsidiaries, taken together as a whole, (ii) or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than 15% of the total outstanding voting securities of Fusion-io or one or more of its subsidiaries that own or control more than 15% of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the 12-month period immediately preceding the date of determination) of Fusion-io and its subsidiaries, taken together as a whole, (iii) any merger, consolidation, business combination or other similar transaction pursuant to which Fusion-io's stockholders immediately preceding such transaction hold, directly or indirectly, less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction, (iv) except for sales of Fusion-io products and the grant of non-exclusive licenses, in each case, in the ordinary course of business consistent with past practice, any sale, lease, exchange, transfer, license acquisition or other disposition of more than 15% of the consolidated assets of Fusion-io and its subsidiaries, taken together as a whole (measured by the lesser of book or fair market value thereof), (v) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Fusion-io or any of its subsidiaries or (vi) any combination of the foregoing.

        "Intervening Event" shall mean, with respect to Fusion-io, a material fact, event, change, development, occurrence or set of circumstances (other than, and not related in any way to, an Acquisition Proposal) that (i) was not known to the Fusion-io Board as of or prior to the date of the Merger Agreement and becomes known to the Fusion-io Board prior to the Offer Closing, (ii) does not relate to, result from or arise out of any Acquisition Proposal (whether or not a Superior Proposal) and (iii) is not the result of a willful breach of the Merger Agreement by Fusion-io or any of its subsidiaries.

        "Superior Proposal" shall mean any bona fide written Acquisition Proposal (for purposes of this definition substituting 50.01% for all references to 15% and 85% in the related definition of "Acquisition Transaction") made by any person other than Parent or Purchaser, that did not result from or arise in connection with a breach in any material respect of Fusion-io's obligations described in this Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Acquisition Proposals" and which the Fusion-io Board shall have determined in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among any other things the Fusion-io Board may deem relevant, the identity of the third party making such offer or proposal, all financial, legal and regulatory aspects of such offer or proposal, the conditions to and prospects for completion of such offer or proposal and the transactions contemplated thereby, as well as any counter-offer or proposal made by Parent in response thereto) is more favorable to Fusion-io's stockholders (in their capacity as such), from a financial point of view, than the transactions contemplated by the Merger Agreement (including the Offer and the Merger) and any counter-offer or proposal made by Parent or any of its affiliates in response thereto.

        Termination.    The Merger Agreement may be terminated at any time prior to the Acceptance Time and the Offer may be terminated and abandoned, at any time prior to the Offer Closing, as follows:

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  by mutual written consent of each of Parent and Fusion-io;

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  by either Parent or Fusion-io:

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  if the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement and the Offer without Purchaser (or Parent on Purchaser's behalf) having accepted for payment any Shares tendered pursuant to the Offer; provided that this termination right is not available to any party whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted (i) in any of the Offer Conditions having failed to be satisfied, or (ii) in the expiration or termination of the Offer in accordance with the terms of the Merger Agreement and the Offer without Purchaser (or Parent on Purchaser's behalf) having accepted for payment any Shares tendered pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of the terms of the Merger Agreement;

    •
    if the Acceptance Time has not occurred on or before the Termination Date; provided, that this termination right is not available to any party whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted (i) in any of the Offer Conditions having failed to be satisfied, or (ii) in the expiration or termination of the Offer in accordance with the terms of the Merger Agreement and the Offer without Purchaser (or Parent on Purchaser's behalf) having accepted for payment any Shares tendered pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of the terms of the Merger Agreement;

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  by Fusion-io:

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  if, at the time of such termination, Fusion-io is not in material breach of the Merger Agreement and Parent or Purchaser have breached or otherwise violated any of their respective material covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of Parent or Purchaser set forth in the Merger Agreement have become inaccurate, in each case, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date; provided that, in the event that such breach or failure to perform or such inaccuracies in the representations and warranties are curable by Parent or Purchaser, then Fusion-io is not permitted to terminate the Merger Agreement until the earlier of (i) 30 days after delivery of written notice from Fusion-io to Parent of such breach, failure to perform or inaccuracy or (ii) the date on which Parent and Purchaser terminate their efforts to cure such breach, failure to perform or inaccuracy, or become unable to cure such breach, failure to perform or inaccuracy, although Fusion-io may not terminate the Merger Agreement if such breach, failure to perform or inaccuracy by Parent or Purchaser is cured within such 30 day period;

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  prior to the Acceptance Time, if (i) Fusion-io has received a Superior Proposal and has not breached in any material respect its obligations described in Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Acquisition Proposals" in connection with such Superior Proposal or otherwise in favor of the person making such Superior Proposal or an affiliate thereof, (ii) the Fusion-io Board shall have effected a Fusion-io Board Recommendation Change (which has not been withdrawn as of the date of the effectiveness of such termination) in order to accept and enter into a binding agreement for the consummation of such Superior Proposal, and (iii) Fusion-io has substantially simultaneously with the occurrence of such termination paid the Termination Fee described in Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Termination Fees";

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  by Parent, if:

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  at the time of such termination, Parent and Purchaser are not in material breach of the Merger Agreement and (i) Fusion-io has either breached or otherwise violated any of its material covenants, agreements, or other obligations under the Merger Agreement, such that the Offer Conditions would not reasonably be expected to be satisfied as of the time of such breach (assuming for purposes that the time of such breach was the scheduled expiration of the Offer) or (ii) any representation or warranty of Fusion-io set forth in the Merger Agreement has become inaccurate such that the Offer Conditions would not be satisfied as of the time such representation and warranty became inaccurate (assuming for such purposes that the time of such inaccuracy was the scheduled expiration of the Offer); provided that, if such breach by Fusion-io, or such inaccuracies in the representations and warranties of Fusion-io, are curable by Fusion-io, then Parent is not permitted to terminate the Merger Agreement until the earlier to occur of (A) 30 days after delivery of written notice from Parent to Fusion-io of such breach, failure to perform or inaccuracy, or (B) the termination by Fusion-io of its efforts to cure such breach, failure to perform or inaccuracy, or becomes unable to cure such breach, failure to perform or inaccuracy, although Parent may not terminate the Merger Agreement if such breach, failure to perform or inaccuracy by Fusion-io is cured within such 30 day period;

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    Fusion-io or any of its subsidiaries have breached in any material respect the terms and conditions set forth above in the Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Acquisition Proposals"; or

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    either the Fusion-io Board or any committee thereof has effected a Fusion-io Board Recommendation Change for any reason or the Fusion-io Board has failed to (i) publicly recommend against any Acquisition Proposal that is a tender offer or exchange offer for Shares within ten business days after commencement of such offer (and at all times thereafter during which any such tender offer or exchange offer is pending), (ii) reaffirm the Fusion-io Board Recommendation within such ten business day-period (and at all times thereafter during which any such tender offer or exchange offer is pending) or (iii) issue a press release reaffirming the Fusion-io Board Recommendation within five business days following Parent's written request to do so following the date any Acquisition Proposal that is not a tender offer or exchange offer for Shares or any material modification thereto is first made public or sent or given to Fusion-io's stockholders.

        In addition, the Merger Agreement may be terminated, and the Offer and/or the Merger may be terminated and abandoned, at any time prior to the Effective Time (upon prompt written notice by the party terminating the Merger Agreement) by either Parent or Fusion-io if any governmental authority in the United States or any other jurisdiction in which Parent, Fusion-io or any of their respective subsidiaries has material business or operations shall have:

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  enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) any applicable law that has the effect of making the consummation of any of the transactions contemplated hereby (including the Offer and the Merger) illegal or prohibiting or otherwise preventing the consummation of the Offer or the Merger, or

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  issued or granted any judgment, order or injunction, that has the effect of making any of the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by this Agreement (including the Offer and the Merger) and such judgment, Order or injunction has become final and non-appealable.

        Effect of Termination.    If the Merger Agreement is terminated and the Merger abandoned, the Merger Agreement shall be of no further force and effect with no liability of any party to the Merger Agreement (or any of its representatives) to the other parties thereto, subject to certain exceptions specified in the Merger Agreement, including, without limitation, the applicable remedies described below in the Section 11—"Merger Agreement; Other Agreements—Merger Agreement—Termination Fees," and both the Nondisclosure Agreement (as described below in the Section 11—"Merger Agreement; Other Agreements—Nondisclosure Agreement," respectively), which will survive termination of the Merger Agreement in accordance with their terms.

  Termination Fees.

        Fusion-io has agreed to pay Parent a termination fee of $42,000,000 in cash (the "Termination Fee"), if the Merger Agreement is terminated:

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  by Parent or Fusion-io (i) because the Offer has expired or been terminated in accordance with the terms of the Merger Agreement without Purchaser (or Parent on Purchaser's behalf) having accepted for payment any Shares tendered pursuant to the Offer or (ii) if the Acceptance Time has not occurred on or before the Termination Date, in each case subject to the qualifications described in Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Termination," (iii) a Competing Acquisition Proposal has been publicly announced or become publicly known and (iv) within 12 months following the termination of the Merger Agreement, either a Competing Acquisition Proposal (whether or not the initial Competing Acquisition Proposal) is consummated or Fusion-io enters into a definitive acquisition agreement with respect to a Competing Acquisition Proposal which is subsequently consummated (whether or not the initial Competing Acquisition Proposal);

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  by Parent because Fusion-io or any of its subsidiaries breached in any material respect the terms and conditions set forth above in the Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Acquisition Proposals";

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  by Parent because either the Fusion-io Board or any committee thereof has effected a Fusion-io Board Recommendation Change for any reason or has failed to: (i) publicly recommend against any Acquisition Proposal that is a tender offer or exchange offer for Shares within ten business days after commencement of such offer (and at all times thereafter during which any such tender offer or exchange offer is pending), (ii) reaffirm the Fusion-io Board Recommendation within such ten business day-period (and at all times thereafter during which any such tender offer or exchange offer is pending) or (iii) issue a press release reaffirming the Fusion-io Board Recommendation within five business days following Parent's written request to do so following the date any Acquisition Proposal that is not a tender offer or exchange offer for Shares or any material modification thereto is first made public or sent or given to Fusion-io's stockholders; or

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  by Fusion-io prior to the Acceptance Time if (i) Fusion-io has received a Superior Proposal and has not breached in any material respect its obligations described in Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Acquisition Proposals" in connection with such Superior Proposal or otherwise in favor of the person making such Superior Proposal or an affiliate thereof, and (ii) the Fusion-io Board has effected a Fusion-io Board Recommendation Change (which has not been withdrawn as of the date of the effectiveness of such termination) in order to accept and enter into a binding agreement for the consummation of such Superior Proposal.

        For purposes of this Offer to Purchase, "Competing Acquisition Proposal" shall have the same meaning as "Acquisition Proposal" but for this purpose substituting 50% for all references to 15% and 85% in the related definition of Acquisition Transaction.

        In the event that a Termination Fee is paid in connection with the termination of the Merger Agreement in the circumstances listed in the last three bullet points above in this Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Termination Fees," Parent has the right to refund such Termination Fee to Fusion-io and Fusion-io, Parent and Purchaser will be entitled to all remedies available with respect to liability for any material and willful breach of, or fraud in connection with, the Merger Agreement. If, after receiving the Termination Fee, Parent fails to exercise its right to refund the Termination Fee in accordance with the deadlines provided for in the Merger Agreement, the Termination Fee will be deemed liquidated damages in a reasonable amount that will compensate Parent and Purchaser in the circumstances in which the Termination Fee is payable and Fusion-io shall have no further liability to Parent or Purchaser, and Parent and Purchaser shall have no further liability to Fusion-io, under the Merger Agreement or otherwise in connection with the transactions contemplated thereby; provided that this provision shall not limit the liability of any party under the Nondisclosure Agreement.

        Availability of Specific Performance.    The parties to the Merger Agreement agree that irreparable damage would occur if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Therefore, the parties are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and conditions thereof in addition to any other remedy to which they are entitled at law or in equity. The parties agreed not to raise any objections to the availability of specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement by such party (or parties) thereto, and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under the Agreement.

        Expenses.    Pursuant to the Merger Agreement, other than as otherwise described above in Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Termination Fees" all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

        Governing Law.    The Merger Agreement is governed by the laws of the State of Delaware.

  Support Agreements

        In order to induce Parent and Purchaser to enter into the Merger Agreement, on June 16, 2014, each of the executive officers and directors of Fusion-io who are also stockholders of Fusion-io (Shane Robison, Lance L. Smith, David Sampson, Scott D. Sandell, Forest Baskett, H. Raymond Bingham and Dana L. Evan) entered into a separate Support Agreement with Parent. In addition, on June 16, 2014 New Enterprise Associates 12, Limited Partnership, a stockholder of Fusion-io, entered into a Support Agreement with Parent. Shares held by these executive officers, directors and stockholders that are eligible to be tendered into the Offer represented, in the aggregate, approximately 7% of the Shares outstanding on the date of the Merger Agreement (excluding Shares issuable upon exercise of options or other convertible securities). Subject to the terms and conditions of the Support Agreements, such executive officers, directors and stockholders agreed, among other things, to tender their Shares in the Offer. This summary of the Support Agreements is qualified in its entirety by reference to the Support Agreements, copies of which are filed as Exhibits (d)(2)—(d)(9) to the Schedule TO filed with the SEC and are incorporated by reference herein.

  Nondisclosure Agreement

        On November 18, 2013, Fusion-io and Parent entered into a nondisclosure agreement (the "Nondisclosure Agreement"), in connection with a possible negotiated transaction between the parties and/or their affiliates. Under the Nondisclosure Agreement, Parent agreed, subject to certain exceptions (i) to keep confidential any non-public information concerning Fusion-io and to use such information solely for the purpose of evaluating a potential transaction, (ii) to certain employee non-solicitation provisions for a period of 12 months from the date of the Nondisclosure Agreement and (iii) to certain "standstill" provisions for a period of 12 months from the date of the Nondisclosure Agreement, in each case for the protection of Fusion-io. This summary of the Nondisclosure Agreement is qualified in its entirety by reference to the Nondisclosure Agreement, a copy of which is filed as Exhibit (d)(10) to the Schedule TO filed with the SEC, and is incorporated by reference herein.

  Exclusivity Agreement

        Parent and Fusion-io entered into an exclusivity agreement, dated as of May 23, 2014 (the "Exclusivity Agreement"), in connection with the consideration of a possible negotiated transaction involving Parent and Fusion-io. Under the Exclusivity Agreement, Fusion-io agreed not to knowingly encourage, solicit or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any person or entity to acquire Fusion-io or participate in discussions or negotiations with, or enter into any agreement or understandings with any person in connection with a possible acquisition of Fusion-io, subject to certain exceptions, until 11:59 p.m., Pacific Time on June 13, 2014, which period would be automatically extended for seven days unless both Parent and Fusion-io waived such extension in writing. The exclusive period was automatically extended on June 13, 2014 until the execution of the Merger Agreement on June 16, 2014.

        Parent agreed not to, during the same period, initiate or submit any expression of interest, inquiry, proposal or offer or knowingly solicit or facilitate the initiation or submission any expression of interest, inquiry, proposal or offer with respect to a specified strategic opportunity and to cease all negotiations and discussion related to such specified strategic opportunity. The foregoing description of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, which is filed as Exhibit (d)(11) to the Schedule TO filed with the SEC and is incorporated herein by reference.

  Offer Letter with Lance L. Smith

        The following summary of certain provisions of the Offer Letter (as defined below) is qualified in its entirety by reference to the Offer Letter, which is incorporated herein by reference and a copy of which has been filed with the SEC as Exhibit (d)(12) to the Schedule TO.

        As an inducement to Parent's and Purchaser's willingness to enter into the Merger Agreement, on June 14, 2014, Mr. Smith entered into an employment offer letter agreement with Parent (the "Offer Letter") which provides, among other things, that following the Effective Time, Mr. Smith will be employed as an "at will" employee in the position of Senior Vice President and General Manager of Parent, and his salary will be $425,000 per year. Mr. Smith will also be eligible to receive options to purchase 25,000 shares of Parent common stock and 30,000 Parent restricted stock units, each upon satisfaction of applicable vesting requirements. Mr. Smith will also be eligible to participate in Parent's Bonus Plan and Parent's Employee Stock Purchase Plan. In his position, Mr. Smith will report to the President and CEO of Parent. In connection with the Offer Letter, Mr. Smith also signed Parent's standard Confidentiality and Inventions Assignment Agreement.

        In addition, under the terms of the Offer Letter, Mr. Smith's existing involuntary termination severance agreement with Fusion-io will terminate at and contingent upon the Effective Time. The Offer Letter further provides that in the event that Mr. Smith's employment with Parent is terminated without Cause (as defined in the Offer Letter) or Mr. Smith resigns for Good Reason (as defined in the Offer Letter), in either case during the 12-month period following the closing of the Merger, he will receive: (a) a lump sum payment equal to (x) one times his annual base salary (for the year of the change of control or his termination, whichever is greater), plus (y) one times his target annual bonus (for the year of the change of control or his termination, whichever is greater); (b) 100% accelerated vesting of all Fusion-io Options and Fusion-io RSUs assumed by Parent under the terms of the Merger Agreement; and (c) payment of up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents; in each case, subject to his execution and non-revocation of a release agreement. The option and RSU acceleration benefit described in subsection (b) above shall not apply to the Parent awards granted pursuant to the terms of the Offer Letter, described above.

12.   Purpose of the Offer; Plans for Fusion-io.

        Purpose of the Offer.    The purpose of the Offer is for Purchaser to acquire control of, and the entire equity interest in, Fusion-io. The Offer, as the first step in the acquisition of Fusion-io, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable following the Offer Closing.

        If you sell your Shares in the Offer, you will cease to have any equity interest in Fusion-io or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Fusion-io. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Fusion-io.

        Merger Without a Vote.    If the Offer is consummated, we do not anticipate seeking the approval of Fusion-io's remaining public shareholders before effecting the Merger. Section 253 of the DGCL provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company can effect a short form merger with that subsidiary without the action of the other stockholders of the subsidiary. If Purchaser and any other subsidiary of Parent hold in the aggregate at least 90% of the issued and outstanding Shares following the consummation of the Offer, then the Merger will be completed without a vote of the stockholders of Fusion-io pursuant to Section 253 of the DGCL.

        In the event that the offer is consummated but we cannot consummate the Merger pursuant to Section 253 of the DGCL, we intend to effect the closing of the Merger without a vote of the stockholders of Fusion-io in accordance with Section 251(h) of the DGCL. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation.

        If, at the Offer Closing, the Merger can be effected pursuant to Section 253 or Section 251(h) of the DGCL, Purchaser will not provide for a subsequent offering period.

        Appraisal Rights.    Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. In connection with the Merger, however, stockholders of Fusion-io will have the right to demand appraisal of their Shares under the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger. Moreover, Purchaser may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL.

        Plans for Fusion-io.    It is expected that, initially following the Merger, the material business and operations of Fusion-io will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of Fusion-io during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Fusion-io's business, operations, capitalization and management with a view to optimizing development of Fusion-io's potential.

        Except as disclosed in this Offer to Purchase, to the best knowledge of Purchaser and Parent, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Fusion-io, on the one hand, and Parent, Purchaser, or Fusion-io, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Fusion-io entering into any such agreement, arrangement or understanding.

        In addition to the Offer Letter, dated June 14, 2014, entered into by and between Parent and Lance L. Smith and described in this Offer to Purchase, it is possible that other members of Fusion-io's current management team will enter into new employment arrangements with Fusion-io that will take effect after the completion of the Offer and the Merger. Such arrangements may include the right to purchase or participate in the equity of Purchaser or its affiliates. Any such arrangements with the existing management team are currently expected to be entered into only following approval by a committee of independent directors of Fusion-io or after the completion of the Offer and will not become effective until the time the Merger is completed, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.

        Fusion-io (acting through its compensation committee or special committee as required by Rule 14d-10(d)(2)(ii)), prior to the Expiration Date, will take all such steps as may be required to cause any compensation arrangements entered into by Fusion-io or its subsidiary to be approved or ratified (to the extent not previously so approved or ratified) as "employment compensation, severance or other employee benefit arrangement" by the compensation committee as required by Rule 14d-10(d)(2)(ii) comprised solely of "independent directors" (in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto) of Fusion-io in accordance with Rule 14d-10(d)(2) under the Exchange Act for purposes of satisfying the requirements of the non-exclusive safe-harbor set forth in that Rule.

        At the Effective Time, the certificate of incorporation of Purchaser and the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and the bylaws of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation and bylaws. The directors of Purchaser at the Effective Time will become the directors of the Surviving Corporation and the officers of Purchaser at the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—The Merger."

        Except as set forth in this Offer to Purchase, including as contemplated in this Section 12—"Purpose of the Offer; Plans for Fusion-io—Plans for Fusion-io," Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Fusion-io or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Fusion-io or any of its subsidiaries, (iii) any material change in Fusion-io's capitalization, indebtedness or dividend policy, or (iv) any other material change in Fusion-io's corporate structure or business.

13.   Certain Effects of the Offer.

        Market for the Shares.    If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following the Offer Closing.

        Stock Quotation.    The Shares are currently listed on the NYSE. Immediately following the Merger Closing, the Shares will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be Purchaser. The NYSE requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger we intend and will cause the Surviving Corporation to delist the Shares from the NYSE.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Fusion-io to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Fusion-io to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Fusion-io, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Fusion-io and persons holding "restricted securities" of Fusion-io to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause Fusion-io to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If the registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

14.   Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Fusion-io will not, and will not allow its subsidiaries to, declare, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the capital stock of Fusion-io or any subsidiary of Fusion-io.

15.   Certain Conditions of the Offer.

        Subject to the rights and obligations of Purchaser to extend and/or amend the Offer in accordance with the terms and conditions of the Merger Agreement described in Section 1—"Terms of the Offer," Purchaser will not be required to (and Parent will not be required to cause Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), pay for any tendered Shares, and Parent may (and Parent may cause Purchaser to) delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act) the payment for, any Shares that are validly tendered in the Offer (and not validly withdrawn) prior to the scheduled expiration of the Offer, if:

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  on the Expiration Date, the Minimum Condition has not been satisfied or waived, provided that for purposes of determining whether the Minimum Condition has been satisfied, any shares tendered in the Offer pursuant to guaranteed delivery procedures shall be included only if such shares have been delivered pursuant to such procedures;

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  on the Expiration Date, the Regulatory Condition has not been satisfied or waived;

  •
  certain representations and warranties set forth in the Merger Agreement related to Fusion-io's intellectual property shall not be true and correct as of the date of the Merger Agreement and as of immediately prior to the Expiration Date with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct as of such specified date), except to the extent that the facts and circumstances causing or resulting in such representations and warranties not being true and correct as of the date of the Merger Agreement, immediately prior to the Expiration Date or as of the relevant specified date, as applicable, have not had, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse impact on the business or operations of Parent (not including, for the avoidance of doubt, the business and operation of the Surviving Corporation and any of its subsidiaries);

  •
  any of Fusion-io's representations and warranties in the Merger Agreement related to Fusion-io's organization and good standing, authorization and enforceability with respect to the Merger Agreement, Fusion-io's brokers and the absence of a Fusion-io stockholder rights plan shall not be true and correct in all material respects as of as of the date of the Merger Agreement and as of immediately prior to the Expiration Date with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct in all material respects as of such specified date);

  •
  certain of Fusion-io's representations and warranties in the Merger Agreement related to Fusion-io's capitalization, shall not be true and correct as of the date of the Merger Agreement and as of immediately prior to the Expiration Date with the same force and effect as if made on and as of such date (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct as of such specified date), except if one or more inaccuracies in such representations and warranties related to Fusion-io's capitalization would not cause the consideration otherwise payable to the holders of Shares by Parent and/or Purchaser in the Offer and the Merger to increase by $5,000,000 or more;

  •
  any of the representations and warranties of Fusion-io set forth in the Merger Agreement (other than those identified in the preceding three bullet points, disregarding any "materiality" and "Company Material Adverse Effect" qualifications set forth in all such representations or warranties, shall not be true and correct as of as of the date of the Merger Agreement and as of immediately prior to the Expiration Date with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct in all respects as of such specified date), except to the extent that the facts and circumstances causing or resulting in any such representations and warranties not to be true and correct as of the date hereof, as of the relevant specified date, or as of immediately prior to the scheduled expiration of the Offer, as applicable, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, that for purposes of this Offer Condition, clause (ii) of Company Material Adverse Effect definition shall be disregarded;

  •
  Fusion-io shall have breached or failed to perform in any material respect (or in all respects with respect to its covenant to refrain from entering into certain agreements related to Fusion-io's intellectual property or containing certain restrictions on Fusion-io's business) any of its obligations, agreements or covenants under the Merger Agreement to be performed or complied with on or prior to Expiration Date and that such breach or failure to perform its obligations, agreement and covenants shall be continuing as of immediately prior to the Expiration Date;

  •
  a Company Material Adverse Effect shall have occurred or exist (as defined below) on or prior to the Expiration Date that is continuing as of immediately prior to the Expiration Date;

    provided, that for purposes of this Offer Condition, clause (ii) of Company Material Adverse Effect definition is disregarded;

  •
  Fusion-io shall not have delivered to Parent and Purchaser a certificate dated as of the date of Expiration Date signed on its behalf by the Chief Executive Officer or Chief Financial Officer of Fusion-io certifying that none of the conditions set forth in the six preceding bullet points shall have occurred and be continuing as of immediately prior to the Expiration Date;

  •
  any governmental authority shall have (A) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Merger Agreement (including the Offer or the Merger) any law or rules of any applicable securities exchange that has the effect of making the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal or prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger); or (B) issued or granted any order that remains in effect and has the effect of making any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger);

  •
  there shall be pending any legal proceeding brought by a governmental authority against Parent, Purchaser, Fusion-io or any of their respective affiliates (A) seeking to enjoin the acquisition by Purchaser of any Shares tendered pursuant to the Offer or, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Support Agreements, (B) seeking to impose limitations on the ability of Purchaser, or render Purchaser unable, to (i) accept for payment, pay for or purchase some or all of the Shares tendered pursuant to the Offer and the Merger or (ii) exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to Fusion-io's stockholders, (C) in connection with the transactions contemplated by the Merger Agreement, seeking to (i) compel Parent, Fusion-io, or any of their respective subsidiaries to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Fusion-io, Parent, Purchasers or any of their respective subsidiaries, (ii) compel Parent, Fusion-io, or any of their respective subsidiaries to conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of Fusion-io, Parent, Fusion-io or any of their respective subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Fusion-io, Parent, Purchaser or any of their respective subsidiaries or (D) which otherwise would have a Company Material Adverse Effect; or

  •
  the Merger Agreement shall have been terminated in accordance with its terms.

        The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement as described in Section 1—"Terms of the Offer."

        The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and applicable law, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Condition). The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on our examination of publicly available information filed by Fusion-io with the SEC and other information concerning Fusion-io, we are not aware of any governmental license or regulatory permit that appears to be material to Fusion-io's business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Fusion-io's business, any of which under certain conditions specified in the Merger Agreement could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Certain Conditions of the Offer."

        Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been promulgated thereunder, certain transactions may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms"), have been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

        Under the HSR Act, our purchase of Shares in the Offer may not be completed until the expiration of a fifteen-day waiting period following the filing by Parent of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Parent and Fusion-io expect to file their respective Premerger Notification and Report Forms on or before June 30, 2014 with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger. If within fifteen days from the foregoing filing, which is the initial waiting period, either the FTC or the Antitrust Division issues a Request for Additional Information and Documentary Material (a "Second Request"), the waiting period with respect to the Offer and the Merger would be extended until ten days following the date of substantial compliance by Parent with such Second Request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the ten-day waiting period, the waiting period could be extended only by court order or with Parent's consent. In practice, complying with a Second Request can take a significant period of time. Although Fusion-io is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Fusion-io's failure to make those filings nor a request for additional documents and information issued to Fusion-io from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger.

        The FTC and the Antitrust Division will review the legality under the antitrust laws of Purchaser's proposed acquisition of Fusion-io. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Purchaser, Fusion-io, or any of their respective subsidiaries or affiliates or requiring other conduct relief. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 15—"Certain Conditions of the Offer."

        Based on a review of the information currently available relating to the countries and businesses in which Parent and Fusion-io are engaged, Parent and Fusion-io believe that mandatory antitrust merger control notification filings should also be made with the Federal Cartel Office (the "FCO") in Germany. Under German law, the FCO has one month to review the application from the date of a complete notification. The FCO may take an additional three months to further investigate the merits of the acquisition.

        State Takeover Laws.    Fusion-io is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three (3) years following the date such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." The Fusion-io Board approved the Merger Agreement and, therefore, Section 203 of the DGCL is inapplicable to the Merger Agreement and the transactions contemplated therein.

        Fusion-io, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15—"Certain Conditions of the Offer."

  Litigation Related to the Offer and the Merger

        As of June 20, 2014, nine purported Fusion-io stockholders separately filed putative class action lawsuits in the Delaware Court of Chancery against Fusion-io, the members of the Fusion-io Board, Purchaser and Parent (collectively, the "Defendants"), challenging the proposed transactions among Parent, Purchaser and Fusion-io. The actions are captioned Andrew Li v. Fusion-io, Inc., et al., C.A. No. 9777-VCP; Denenberg v. Fusion-io, Inc., et al., C.A. No. 9784-VCP; Hassani v. Fusion-io, Inc., et al., C.A. No. 9785-VCP; Espinoza v. Fusion-io, Inc., et al., C.A. No. 9798-VCP; Peng Li v. Fusion-io, Inc., et al., C.A. No. 9799-VCP; Ng v. Fusion-io, Inc., C.A. No. 9802-VCP; Murphy v. Robison et al., C.A. 9804-VCP, Seltzer v. Robison et al., C.A. No. 9810-VCP and Micek v. Fusion-io, Inc., C.A. No. 9806-VCP. Two additional putative class action lawsuits have been filed as of June 20, 2014: the first, captioned JAS Securities v. Fusion-io, Inc., et al., in the Third Judicial District Court of Utah and the second, captioned Mandigo v. Robison et al., in the Santa Clara County Superior Court. Generally, the lawsuits allege that the Defendants breached, and/or aided breaches of, fiduciary duties owed to Fusion-io's public stockholders by, among other things, engaging in an improper process with respect to the proposed transaction, agreeing to a transaction price that does not adequately compensate stockholders and agreeing to preclusive deal protection measures in the Merger Agreement. All complaints seek, among other things, to enjoin the Defendants from consummating the Merger, damages, and an award of attorneys' fees and costs.

17.   Appraisal Rights.

        Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Dissenting Shares who complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such Dissenting Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger or similar business combination), and to receive payment of such fair value in cash, together with a fair rate of interest, if any, for Dissenting Shares held by such holder. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Dissenting Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer. Moreover, Fusion-io may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid for Shares in the Offer or the Merger. Stockholders should also note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL.

        If any holder of Shares who demands appraisal under Section 262 fails to perfect, or effectively withdraws or loses his, her or its rights to appraisal as provided under the DGCL, the Shares of such stockholder will be converted into the right to receive the Offer Price in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to Fusion-io a written withdrawal of the demand for appraisal and acceptance of the Merger. Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights.

        At the Effective Time, all Dissenting Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of Dissenting Shares will cease to have any rights with respect thereto, except the rights provided under Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such Dissenting Shares will be deemed to have been converted at the Effective Time into, and to have become, the right to receive the Merger Consideration.

        The foregoing summary of the rights of stockholders seeking appraisal under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262. The perfection of appraisal rights requires strict adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses the right to appraisal, such stockholder will be entitled to receive only the Merger Consideration.

18.   Fees and Expenses.

        Parent and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and American Stock & Transfer Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, the Depositary, or the Information Agent for the purpose of the Offer.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Fusion-io is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than ten business days from the date of this Offer to Purchase, setting forth the recommendation of the Fusion-io Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning Fusion-io" above.

Flight Merger Sub, Inc.

June 24, 2014

 SCHEDULE I

INFORMATION RELATING TO PURCHASER AND PARENT

        Parent.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer and director of Parent. Unless otherwise indicated, the current business address of each person is c/o SanDisk Corporation, 951 SanDisk Drive, Milpitas, California 95035 and the telephone number is (408) 801-1000.

Name, Country of Citizenship, Position	Present Principal Occupation; Material Positions Held During the Past Five Years; Certain Other Information
Michael E. Marks United States Chairman of the Board of Directors	Mr. Marks has served as a Director of Parent since August 2003 and as Chairman of the Board since January 2011. Mr. Marks has managed Riverwood Capital, LLC (formerly Bigwood Capital, LLC), a private equity firm, since March 2007. Mr. Marks was interim Chief Executive Officer of Tesla Motors, Inc., a company that designs and manufactures electric vehicles, from August 2007 to November 2007. Mr. Marks was also a senior adviser from January 2007 to January 2008, and a member from January 2006 until January 2007, at Kohlberg Kravis Roberts & Co., a private equity firm. Mr. Marks was Chief Executive Officer of Flextronics, Inc., a leading manufacturing services provider, from January 1994 to January 2006. Mr. Marks has a B.A. and an M.A. in Psychology from Oberlin College and an M.B.A. from Harvard Business School. Mr. Marks has served as a director of Schlumberger Limited since 2005 and on the Board of Trustees of The Juilliard School since December 2011. Mr. Marks previously served as a director of Flextronics, Inc. from 1991 to January 2008, including as Chairman of the board of directors of Flextronics, Inc. from 1993 to January 2003 and upon his retirement as Chief Executive Officer in January 2006 until his retirement from the board of directors in January 2008. Mr. Marks also previously served as a director of Calix Networks, Inc. from 2009 to December 2010, Sun Microsystems, Inc. from April 2007 to January 2010 and Crocs, Inc. from August 2004 to July 2008.
Irwin Federman United States Director

Mr. Federman has served as a Director of Parent since September 1988. Mr. Federman has been a general partner in U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Federman was President and Chief Executive Officer from 1979 to 1987, and Chief Financial Officer from 1970 to 1979, at Monolithic Memories,  Inc., a semiconductor company. Mr. Federman has a B.S. in Economics from Brooklyn College and was awarded an Honorary Doctorate of Engineering from Santa Clara University. Mr. Federman has served as a director of Intermolecular,  Inc. since June 2005, Mellanox Technologies, Ltd. since June 1999 and Check Point Software Technologies Ltd. since 1995.

Name, Country of Citizenship, Position	Present Principal Occupation; Material Positions Held During the Past Five Years; Certain Other Information
Steven J. Gomo United States Director

Mr. Gomo has served as a Director of Parent since December 2005. Mr. Gomo was Executive Vice President, Finance and Chief Financial Officer from October 2004 until his retirement in December 2011, and Senior Vice President, Finance and Chief Financial Officer from August 2002 to September 2004, at NetApp, Inc., a storage and data management company. Mr. Gomo was also Chief Financial Officer of Gemplus International S.A. from November 2000 to April 2002, Chief Financial Officer of Asera, Inc. from February 2000 to November 2000 and Chief Financial Officer of Silicon Graphics, Inc. from February 1998 to February 2000. Previously, Mr. Gomo spent 24 years at Hewlett-Packard Company serving in various finance, financial management, manufacturing and general management positions. Mr. Gomo has a B.S. in Business Administration from Oregon State University and an M.B.A. from Santa Clara University. Mr. Gomo has served as a director of Enphase Energy, Inc. since March 2011, NetSuite, Inc. since April 2012, and on the Board of Trustees for the Foundation of Oregon State University since October 2011. Mr. Gomo previously served as a director and member of the Audit Committee of Macromedia, Inc. from April 2004 until its acquisition in December 2005.

Name, Country of Citizenship, Position	Present Principal Occupation; Material Positions Held During the Past Five Years; Certain Other Information
Eddy W. Hartenstein United States and Switzerland Director

Mr. Hartenstein has served as a Director of Parent since November 2005. Mr. Hartenstein was President and Chief Executive Officer of the Tribune Company, a multimedia, publishing, digital media and broadcasting company, from May 2011 to January 2013. Mr. Hartenstein has also been publisher and Chief Executive Officer of the Los Angeles Times since August 2008. Mr. Hartenstein was Chief Executive Officer from 2001 to 2004, and President from 1990 to 2001, of DIRECTV, Inc., a television service provider. Mr. Hartenstein was inducted into the Consumer Electronics Association Hall of Fame in 2008, the Broadcasting and Cable Hall of Fame in 2002 and the National Academy of Engineering in 2001, and received an Emmy from the National Academy of Television Arts and Sciences for lifetime achievement in 2007. Mr. Hartenstein has a B.S. in Aerospace Engineering and Mathematics from California State Polytechnic University, Pomona, and an M.S. in Applied Mechanics from the California Institute of Technology. Mr. Hartenstein has served as a director of Sirius XM Radio Inc. since July 2008, including as the non-executive Chairman of the board of directors since November 2009, and as a director of Broadcom Corporation since June 2008 and City of Hope since 2007. Mr. Hartenstein has also served as a member of the Tribune Company board of directors since January 2013. Mr. Hartenstein previously served as Vice Chairman of the board of directors of The DIRECTV Group, Inc. from December 2003 until his retirement in December 2004, Chairman of the board of directors of DIRECTV, Inc. from 2001 through 2004 and as a director of Thomson, S.A. (Thomson Multimedia) from 1999 until 2008.

Chenming Hu United States Director

Dr. Hu has served as a Director of Parent since August 2009. Dr. Hu has been the TSMC Distinguished Chair Professor of Microelectronics in Electrical Engineering and Computer Sciences since 2001, and a professor since 1976, at the University of California, Berkeley. Dr. Hu was also Chief Technology Officer of Taiwan Semiconductor Manufacturing Company, a semiconductor company, from June 2001 to July 2004. Dr. Hu is a member of the U.S. National Academy of Engineering, the Chinese Academy of Sciences and Academia Sinica. Dr. Hu has a B.S. from National Taiwan University and an M.S. and a Ph.D. from the University of California, Berkeley, all in electrical engineering. Dr. Hu has served as a director of Inphi Corporation since August 2010, Ambarella, Inc. since November 2011 and Fortinet,  Inc. since August 2012. Dr. Hu previously served as a director of FormFactor, Inc. from December 2009 to December 2010, MoSys, Inc. from January 2005 to June 2010 and was founding Chairman of the board of directors of Celestry Design Technologies, Inc.

Name, Country of Citizenship, Position	Present Principal Occupation; Material Positions Held During the Past Five Years; Certain Other Information
Catherine P. Lego United States Director

Ms. Lego served as a Director of Parent from 1989 to 2002 and returned to Parent's Board of Directors in May 2004. Ms. Lego was a General Partner of The Photonics Fund, an early stage venture capital fund focused on investing in components, modules and systems companies for the fiber optics telecommunications market, from December 1999 to December 2009. Ms. Lego was a general partner at Oak Investment Partners, a venture capital firm, from 1981 to 1992. Ms. Lego previously practiced as a Certified Public Accountant with Coopers and Lybrand. Ms. Lego is also a member of the National Association of Corporate Directors' audit committee advisory council. Ms. Lego has a B.A. from Williams College and an M.S. in Accounting from the New York University Graduate School of Business. Ms. Lego has served as a director of Lam Research Corporation since January 2006 and is a member of its audit committee and nominating and governance committee. In August 2013, Ms. Lego joined the board of directors of Fairchild Semiconductor International, Inc. and serves on its compensation and nominating and governance committees. Ms. Lego served as a director of the Cosworth Group, a private United Kingdom-based precision engineering products and services company from March 2011 to June 2013. Ms. Lego also previously served as a director and Chair of the Audit Committee of WJ Communications, Inc. from October 2004 to May 2008 and StrataLight Communication, Inc. from September 2007 to January 2009.

Sanjay Mehrotra United States President, Chief Executive Officer and Director

Mr. Mehrotra has served as a Director of Parent since July 2010. Mr. Mehrotra co-founded Parent in 1988 and has been the President and Chief Executive Officer of Parent since January 2011. Mr. Mehrotra previously served in various executive roles for Parent, including as President and Chief Operating Officer, Executive Vice President and Chief Operating Officer, Senior Vice President of Product Development, Vice President of Product Development, and Director of Design Engineering. Mr. Mehrotra has 34 years of experience in the non-volatile semiconductor memory industry, including engineering and management positions at Integrated Device Technology, Inc., SEEQ Technology, Inc., Intel Corporation and Atmel Corporation. Mr. Mehrotra is the named inventor on over 70 patents and has published numerous articles in the area of non-volatile memory design and flash memory systems. Mr. Mehrotra has a B.S. and an M.S. in Electrical Engineering and Computer Sciences from the University of California, Berkeley. Mr. Mehrotra has served as a director of Cavium, Inc. since July 2009, and currently also serves on the Global Semiconductor Alliance, the Semiconductor Industry Association, the Engineering Advisory Board at the University of California, Berkeley, and the Stanford Graduate School of Business Advisory Council.

Name, Country of Citizenship, Position	Present Principal Occupation; Material Positions Held During the Past Five Years; Certain Other Information
D. Scott Mercer United States Director

Mr. Mercer has served as a Director of Parent since September 2013. From April 2008 to April 2011, Mr. Mercer served as the Chief Executive Officer of Conexant Systems, Inc., a semiconductor solutions company that provides products for imaging, video, audio and Internet connectivity applications. Mr. Mercer served as interim Chief Executive Officer of Adaptec, Inc., a provider of software and hardware-based storage solutions, from May 2005 through November 2005. Mr. Mercer also served as a senior vice president and advisor to the chief executive officer of Western Digital Corporation, a supplier of disk drives to the personal computer and consumer electronics industries, from February 2004 through December 2004. Prior to that, Mr. Mercer was a Senior Vice President and the Chief Financial Officer of Western Digital Corporation from October 2001 through January 2004. From June 2000 to September 2001, Mr. Mercer served as Vice President and Chief Financial Officer of Teralogic, Inc. From June 1996 to May 2000, Mr. Mercer held various senior operating and financial positions with Dell, Inc. Mr. Mercer holds a B.S. in Accounting from California Polytechnic University. Mr. Mercer has served as a director of QLogic Corp. since September 2010 and Polycom,  Inc. since November 2007. Mr. Mercer served on the board of directors of Conexant from May 2003 to April 2011 and served as Chairman of the board of directors of Conexant from August 2008 to April 2011. In addition to Conexant, Mr. Mercer served on the boards of directors of Adaptec, Inc. from November 2003 to October 2008, SMART Modular Technologies (WWH), Inc. from June 2007 to January 2009, and Palm, Inc. from June 2005 until July 2010 when Palm was acquired by Hewlett-Packard Company.

Judy Bruner United States Executive Vice President, Administration and Chief Financial Officer

Ms. Bruner has been Parent's Executive Vice President, Administration and Chief Financial Officer since June 2004. She served as a member of Parent's board of directors from July 2002 to July 2004. Ms. Bruner has more than 30 years of financial management experience, including serving as Senior Vice President and Chief Financial Officer of Palm, Inc., a provider of handheld computing and communications solutions, from September 1999 until June 2004. Ms. Bruner also held financial management positions at 3Com Corporation, Ridge Computers and Hewlett-Packard Company. Ms. Bruner has a B.A. in Economics from the University of California, Los Angeles and an M.B.A. from Santa Clara University. Since January 2009, Ms. Bruner has served on the board of directors and the audit committee of Brocade Communications Systems, Inc.

Name, Country of Citizenship, Position	Present Principal Occupation; Material Positions Held During the Past Five Years; Certain Other Information
Sumit Sadana United States Executive Vice President and Chief Strategy Officer

Mr. Sadana has been Parent's Executive Vice President and Chief Strategy Officer since September 2012, and previously served as Parent's Senior Vice President and Chief Strategy Officer from April 2010 to September 2012. Mr. Sadana was President of Sunrise Capital LLC, a technology and financial consulting firm, from October 2008 to March 2010. Mr. Sadana was also Senior Vice President, Strategy and Business Development from December 2004 to September 2008, as well as Chief Technology Officer from January 2006 to May 2007, at Freescale Semiconductor, Inc., a provider of embedded processors. Mr. Sadana started his career at International Business Machines Corporation where he held several hardware design, software development, operations, strategic planning, business development and general management roles. Mr. Sadana has a B.Tech. in Electrical Engineering from the Indian Institute of Technology (IIT), Kharagpur and an M.S. in Electrical Engineering from Stanford University. Since January 2014, Mr. Sadana has served on the board of directors of Second Harvest Food Bank, a 501(c)(3) charity.

Shuki Nir Israel Senior Vice President, Corporate Marketing, and General Manager, Retail

Mr. Nir has been Parent's Senior Vice President, Corporate Marketing, and General Manager, Retail since December 2012, and previously served as Senior Vice President and General Manager, Retail and various other sales and marketing roles as a Vice President from November 2006 to December 2012. Mr. Nir also served in various sales and marketing roles as a Vice President at msystems Ltd. from February 2003 until November 2006, when it was acquired by us. Prior to that, Mr. Nir held sales and marketing positions at Destinator Ltd. and also co-founded and served as Chief Executive Officer of MindEcho, Inc. Mr. Nir has a B.A. in Law and Accounting and an M.B.A. from Tel Aviv University.

Siva Sivaram United States Senior Vice President, Memory Technology

Dr. Sivaram has been Parent's Senior Vice President, Memory Technology since June 2013, and previously served as Parent's Vice President Technology from January 2005 to March 2007 and as Chief Operating Officer for Matrix Semiconductor, Inc. from November 1999 until January 2005, when it was acquired by Parent. Most recently, Dr. Sivaram was Chief Executive Officer of Twin Creeks Technologies, Inc., a company focused on manufacturing equipment for the production of solar modules, sensors, LEDs and other solid-state devices, from January 2008 to December 2012. Dr. Sivaram also held various engineering and management positions at Intel Corporation between July 1986 and October 1999. Dr. Sivaram serves on the board of directors of ZigStor Inc., Sand 9, Inc. and EnerGram Pvt. Ltd. Dr. Sivaram received a Ph.D. and an M.S. in Materials Science from Rensselaer Polytechnic Institute and a B.E. in Mechanical Engineering from the National Institute of Technology, Tiruchirappalli.

Name, Country of Citizenship, Position	Present Principal Occupation; Material Positions Held During the Past Five Years; Certain Other Information
Eric S. Whitaker United States Senior Vice President and Chief Legal Officer

Mr. Whitaker has been Parent's Senior Vice President and Chief Legal Counsel since January 2013. Prior to that, Mr. Whitaker served as General Counsel and Corporate Secretary of Tesla Motors, Inc. from October 2010 to November 2012. From October 2007 to October 2010, Mr. Whitaker served as Executive Vice President and General Counsel of Avalanche Technology, Inc., a corporation that designs and manufactures spin-torque MRAM universal memory chips. From December 1999 to July 2006, he served in various positions at Lexar Media, Inc., a corporation that designs and manufactures flash memory cards, most recently as Executive Vice President of Corporate Strategy, General Counsel and Corporate Secretary. From October 1995 to December 1999, Mr. Whitaker was an attorney with Latham & Watkins LLP. Mr. Whitaker holds a B.A. in politics from Princeton University and a J.D. from Stanford University Law School.

        Purchaser.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer and director of Purchaser. Unless otherwise indicated, the current business address of each person is c/o SanDisk Corporation, 951 SanDisk Drive, Milpitas, California 95035 and the telephone number is (408) 801-1000.

Name, Country of Citizenship, Position	Present Principal Occupation; Material Positions Held During the Past Five Years; Certain Other Information
Donald F. Robertson Jr United States Director and President	Mr. Robertson has served as a Director and President of Purchaser since June 2014. Mr. Robertson has also been Vice President, Chief Accounting Officer of Parent since July 2011 and was Parent's Corporate Controller from January 2006 to July 2011. Mr. Robertson holds an M.S. in Accounting from San Jose State University and a B.A. in Quantitative Economics and Decision Sciences from University of California, San Diego. Mr. Robertson is a Certified Public Accountant.
Garth E. Bossow United States Director and Secretary

Mr. Bossow has served as a Director and Secretary of Purchaser since June 2014. Mr. Bossow has also been Vice President, Legal and Strategic Relationships of Parent since March 2013 and an attorney at Parent since March 2007. Mr. Bossow holds a B.A. in International Affairs from George Washington University, an M.B.A. from Vanderbilt University's Owen Graduate School of Management and a J.D. from Vanderbilt Law School.

Steven Shee United States Director and Treasurer

Mr. Shee has served as a Director and Treasurer of Purchaser since June 2014. Mr. Shee has also been Vice President, Global Government Relations and Tax of Parent since February 2013 and was Vice President, Global Tax of Parent from October 2009 to February 2013. Prior to joining Parent, Mr. Shee was at Hewlett-Packard Company, most recently as Vice President, US Tax. Mr. Shee holds a B.A. in Business from California State University, Los Angeles and an M.B.A. from the University of Southern California.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by overnight delivery (by 12:00 midnight NYC time at the end of the day on the Expiration Date):
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

        Questions and requests for assistance may be directed to the Information Agent at its address, telephone numbers and e-mail address set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser's expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

June 24, 2014

QuickLinks

IMPORTANT
The Information Agent for the Offer is
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I INFORMATION RELATING TO PURCHASER AND PARENT